UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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LaSalle Hotel Properties

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LASALLE HOTEL PROPERTIES

3 Bethesda Metro Center, Suite 1200

Bethesda, Maryland 20814

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 23, 2009

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) of LaSalle Hotel Properties (the “Company”) will be held on Thursday, April 23, 2009 at 8:00 a.m., local time, at the Hotel Helix, 1430 Rhode Island Avenue, N.W., Washington, DC 20005, for the following purposes:

1.	to elect three Class II trustees of the Company to serve until the 2012 Annual Meeting of Shareholders and until their successors are duly elected and qualified, and to elect an additional trustee as a Class I trustee of the Company to serve until the 2011 Annual Meeting of Shareholders and until his successor is duly elected and qualified;

2.	to ratify the appointment of the Company’s independent registered public accountants for the year ending December 31, 2009;

3.	to consider and approve the 2009 Equity Incentive Plan; and

4.	to consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

The Board of Trustees has fixed the close of business on February 10, 2009 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only shareholders of record of the Company’s common shares of beneficial interest, $0.01 par value per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. On or about March 11, 2009, our Board of Trustees expects to mail our shareholders either (i) a copy of our Proxy Statement, the accompanying proxy card and our Annual Report or (ii) a Notice of Internet Availability of Proxy Materials (the “Notice”), which will indicate how to access our proxy materials on the Internet.

Whether or not you plan to attend the Annual Meeting, your vote is very important, and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting will be contained in the proxy card or Notice that you receive. If you execute a proxy by telephone, over the Internet or by mailing in a proxy card, but later decide to attend the Annual Meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

By Order of the Board of Trustees

Hans S. Weger
Secretary

Bethesda, Maryland

March 11, 2009

LASALLE HOTEL PROPERTIES

3 Bethesda Metro Center, Suite 1200

Bethesda, Maryland 20814

PROXY STATEMENT

FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 23, 2009

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Trustees of LaSalle Hotel Properties (the “Company”) for use at the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) of the Company to be held at the Hotel Helix, 1430 Rhode Island Avenue, N.W., Washington, DC 20005 at 8:00 a.m. local time on Thursday, April 23, 2009, and at any adjournments or postponements thereof. At the Annual Meeting, shareholders will be asked:

1.	to elect three Class II trustees of the Company to serve until the 2012 Annual Meeting of Shareholders and until their successors are duly elected and qualified, and to elect an additional trustee as a Class I trustee of the Company to serve until the 2011 Annual Meeting of Shareholders and until his successor is duly elected and qualified;

2.	to ratify the appointment of the Company’s independent registered public accountants for the year ending December 31, 2009;

3.	to consider and approve the 2009 Equity Incentive Plan; and

4.	to consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. On or about March 11, 2009, our Board of Trustees expects to mail our shareholders either (i) a copy of this Proxy Statement, including the Notice of Annual Meeting attached hereto, the accompanying proxy card and our Annual Report or (ii) a Notice of Internet Availability of Proxy Materials (the “Notice”), each in connection with the solicitation of proxies by our Board of Trustees for use at the Annual Meeting and any adjournments or postponements thereof. On the date of mailing, we will make our Proxy Statement, including the Notice of Annual Meeting attached hereto, and Annual Report publicly available on the Internet according to the instructions provided in the Notice.

If you received a Notice by mail, you will not receive a printed copy of the proxy materials other than as described herein. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy over the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Record Date

The Board of Trustees has fixed the close of business on February 10, 2009 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record of the Company’s common shares of beneficial interest, $0.01 par value per share (the “Common Shares”), at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. As of the record date, there were 41,027,998 Common Shares outstanding and entitled to vote at the Annual Meeting. Holders of Common Shares outstanding as of the close of business on the record date will be entitled to one vote for each Common Share held by them.

Quorum Requirements

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding Common Shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Broker “non-votes,” or proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote such shares on a particular matter with respect to which the broker or nominee does not have discretionary voting power, such as the approval of our proposed 2009 Equity Incentive Plan, and abstentions are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

Voting Procedures

The affirmative vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of the three Class II trustees and the additional trustee who, if elected, will serve as a Class I trustee. Our Second Amended and Restated Bylaws, however, provide that any nominee for trustee elected in an uncontested election at an Annual Meeting of Shareholders must submit a written resignation offer to our Board of Trustees within two weeks after our certification of the election results, if the nominee received a greater number of votes withheld from his or her election than votes for such election. Our Nominating and Corporate Governance Committee will then evaluate the best interests of the Company and its shareholders and recommend to the Board of Trustees the action to be taken with respect to any tendered resignation. Any trustee tendering a resignation offer to our Board of Trustees will not participate in the Committee or Board consideration of whether to accept such resignation offer.

The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is necessary for the ratification of the appointment of the Company’s independent registered public accountants.

The affirmative vote of a majority of all of the votes cast at a meeting in which a quorum is present is required for approval of the 2009 Equity Incentive Plan, provided that the total votes cast on the proposal represents more than 50% of all the Common Shares entitled to vote on the proposal. For purposes of the vote on the 2009 Equity Incentive Plan, abstentions will have the same effect as votes against the proposal and broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% of the Common Shares entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote.

Under Maryland law, abstentions do not constitute a vote “for” or “against” a routine matter, such as the election of trustees or the ratification of the appointment of the Company’s independent registered public accounts, and will be disregarded in determining “votes cast.” Broker “non-votes” will be treated in the same manner as abstentions on routine matters.

Shareholders of the Company are requested to direct their vote by telephone or the Internet as indicated in their Notice. Alternatively, shareholders may complete, sign, date and promptly return the proxy card available on the Internet or that accompanied proxy materials that may have been mailed to the shareholder. Common Shares represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the proxy. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted FOR the election of the three nominees for Class II trustees of the Company and the nominee for an additional Class I trustee named in this Proxy Statement, FOR ratification of the Audit Committee’s appointment of the Company’s independent registered public accountants for the year ending December 31, 2009 and FOR the Company’s 2009 Equity Incentive Plan. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

A shareholder of record may revoke a proxy at any time before such proxy has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, by submitting another proxy by telephone or via the Internet that is later dated or by appearing in person and voting by ballot at the Annual Meeting. Any shareholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a shareholder at the Annual Meeting will not constitute revocation of a previously given proxy.

The Company’s Annual Report on Form 10-K for its year ended December 31, 2008, which includes financial statements for the year then ended, is available for review on the Internet according to the directions provided in the Notice and at our website at www.lasallehotels.com. The Company’s Annual Report on Form 10-K, however, is not part of the proxy solicitation material.

PROPOSAL 1: ELECTION OF TRUSTEES

The Board of Trustees of the Company consists of eight members and is divided into three classes, with the trustees in each class serving for a term of three years and until their successors are duly elected and qualified. The term of one class expires at each Annual Meeting of Shareholders. In connection with the Company’s succession plan, discussed in more detail below, the Board of Trustees increased the number of trustees constituting the full Board of Trustees to eight, and appointed Michael D. Barnello, our President and Chief Operating Officer, as a trustee effective as of July 2008. Mr. Barnello was initially appointed as a Class II trustee to ensure that he would stand for re-election at the 2009 Annual Meeting of Shareholders. As a result, he is currently a nominee for re-election to the Board of Trustees. If elected, Mr. Barnello will serve with the Class I trustees whose terms expire at the 2011 Annual Meeting of Shareholders to balance the number of trustees within each class.

At the Annual Meeting, three trustees will be elected to serve until the 2012 Annual Meeting of Shareholders and until their successors are duly elected and qualified. The Board of Trustees has nominated Messrs. Darryl Hartley-Leonard and William S. McCalmont, and Ms. Kelly L. Kuhn to serve as the Class II trustees. The Nominees are currently serving as the Class II trustees of the Company. In addition, the Board of Trustees has nominated Mr. Barnello to serve as a Class I trustee until the 2011 Annual Meeting and until his successor is duly elected and qualified. Messrs. Harley-Leonard, McCalmont and Barnello, and Ms. Kuhn are collectively referred to as the “Nominees.” The Board of Trustees anticipates that each Nominee will serve, if elected, as a trustee. However, if any person nominated by the Board of Trustees is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Trustees may recommend.

The Board of Trustees recommends a vote FOR each Nominee.

Information Regarding the Nominees and the Continuing Trustees

The following table and biographical descriptions set forth certain information with respect to each Nominee for election as a Class II or Class I trustee at the Annual Meeting and the continuing trustees whose terms expire at the Annual Meetings of Shareholders in 2010 and 2011, respectively. None of the Nominees or trustees has pledged any of their Common Shares as collateral.

Name	Age	Trustee Since	Amount and Nature of Beneficial Ownership of Common Shares(1)		Percent of Class(2)
Class II Nominees for Election at the Annual Meeting (Terms Expire in 2012)

Darryl Hartley-Leonard	63	1998	16,972	(3)	*

Kelly L. Kuhn	43	2003	2,547	(3)	*

William S. McCalmont	53	2000	17,250	(3)	*

Class II Nominees for Election at the Annual Meeting (To Serve as Class I Trustee with Term Expiring in 2011)

Michael D. Barnello	43	2008	223,205		*

Class III Continuing Trustees (Terms Expire in 2010)

Donald S. Perkins	81	1998	32,985	(3)	*

Stuart L. Scott	70	1998	201,572	(3)	*

Class I Continuing Trustees (Terms Expire in 2011)

Jon E. Bortz	52	1998	209,667	(3)	*

Donald A. Washburn	64	1998	32,022		*

*	Represents less than one percent of class.
(1)	All information has been determined as of February 10, 2009. For purposes of this table, a person is deemed to have “beneficial ownership” of the number of Common Shares which such person has the right to acquire pursuant to the exercise of share options exercisable within 60 days of February 10, 2009 or the redemption of units (“Units”) of limited partnership interest in LaSalle Hotel Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) of which the Company is the general partner (assuming the Company elects to issue Common Shares rather than pay cash upon such redemption). Pursuant to the terms of the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of April 29, 1998, as amended, upon a notice of redemption from a unitholder, the Operating Partnership is obligated to redeem Units for cash, or, at the option of the Company, Common Shares.
(2)	For purposes of computing the percentage of outstanding Common Shares held by each person, any Common Shares which such person has the right to acquire, within 60 days of February 10, 2009 pursuant to the exercise of a share option or in exchange for the redemption of Units, are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percent ownership of any other person.
(3)	The number of Common Shares beneficially owned by each of the following persons includes the number of Common Shares which each such person has the right to acquire pursuant to the exercise of share options exercisable within 60 days of February 10, 2009. The number of such options for each trustee is as follows: Jon E. Bortz – 40,000; Darryl Hartley-Leonard – 12,000 and Stuart L. Scott – 10,000. The number of Common Shares beneficially owned by the following persons does not include the number of Common Shares deferred as a portion of or all of such disinterested trustees’ annual retainer (as discussed in “—Trustee Compensation” below): Darryl Hartley-Leonard – 11,931; Kelly L. Kuhn – 4,065; William S. McCalmont – 12,963; Donald S. Perkins – 22,473; and Stuart L. Scott – 16,705. Holders of Deferred Common Shares receive additional deferred shares in an amount equal to the amount of any dividends paid on the Common Shares exchangeable for the outstanding deferred shares, divided by the average closing price of the Common Shares on the New York Stock Exchange during the 10 trading days preceding the first day on which the Common Shares begin trading without entitlement to the applicable dividend. The total number of Deferred Common Shares for each trustee discussed in this footnote 4 includes additional deferred shares acquired through dividend reinvestment through December 31, 2008.

Class II Nominees for Election at the Annual Meeting—Terms Expire in 2012

Darryl Hartley-Leonard is a private investor. Mr. Hartley-Leonard was Chairman and CEO of PGI (an event production agency) from 1998 until 2005 and is a retired Chairman of the Board, President and Chief Executive/Chief Operating Officer of Hyatt Hotels Corporation. Mr. Hartley-Leonard is a director of Jones Lang LaSalle, a global real estate service company. Mr. Hartley-Leonard holds a B.A. from Blackpool Lancashire College of Lancaster University and an honorary doctorate of business administration from Johnson and Wales University.

Kelly L. Kuhn is President of Carlson Wagonlit Travel Military & Government Markets, beginning in 2007. Ms. Kuhn had been President of SatoTravel, a Navigant International company, since 2005. (Navigant International was acquired by Carlson Wagonlit Travel in 2006.) For four years prior, Ms. Kuhn had been Navigant International’s Regional President for the north central region. Ms. Kuhn also serves on Carlson Wagonlit Travel North America’s executive committee and the strategic planning team. For approximately 10 years prior to joining Navigant International, Ms. Kuhn held several key positions at Arrington Travel Center, including manager of corporate communications, director of client and industry relations, vice president of operations, senior vice president, executive vice president and president and chief operating officer. Ms. Kuhn holds a B.A. from Northwestern University.

William S. McCalmont has been the Chief Financial Officer of The St. Joe Company since May 2007 and the Executive Vice President of The St. Joe Company since February 2009. From 2003 through April 2007, Mr. McCalmont served as an Executive Vice President and the Chief Financial Officer of ACE Cash Express, Inc. From 2002 through 2003, Mr. McCalmont served as a founding member and principal of the Turtle Creek Group. Previously Mr. McCalmont served as the Chief Financial Officer of HQ Global Workplaces, Inc., the Interim President and Chief Executive Officer of La Quinta Inns, Inc., the Chief Financial Officer of La Quinta Inns, Inc., the Chief Financial Officer of FelCor Suite Hotels and the Treasurer of Harrah’s Entertainment. Mr. McCalmont holds a B.A. from Rollins College and a M.S.I.A. from Carnegie-Mellon University.

Class II Nominee for Election at the Annual Meeting—If Elected, Will Serve as Class I Trustee with Term Expiring in 2011

Michael D. Barnello was appointed our President effective May 31, 2008 and will be appointed as our Chief Executive Officer effective July 1, 2010 upon Mr. Bortz’s retirement. Mr. Barnello continues to serve as our Chief Operating Officer, a position he has held since the Company’s formation. Prior to his appointment as President, Mr. Barnello served as Executive Vice President of Acquisitions of the Company. He is also President of LaSalle Hotel Lessee, Inc. Mr. Barnello joined Jones Lang LaSalle in April 1995 as a Vice President. Prior to April 1995, Mr. Barnello was a Vice President with Strategic Realty Advisors, formerly known as VMS Realty Partners, where he was responsible for hotel asset management from 1990 to 1995. Concurrently, Mr. Barnello was a Vice President at Stone-Levy LLC, an affiliate of Strategic Realty Advisers, where he was responsible for hotel acquisitions. Mr. Barnello holds a B.S. in Hotel Administration from the Cornell School of Hotel Administration.

Class III Continuing Trustees—Terms Expire in 2010

Donald S. Perkins is the retired Chairman of the Board and Chief Executive Officer of Jewel Companies, Inc. (a diversified retailer) (1970 to 1980). Mr. Perkins is Chairman of Nanophase Technologies Corporation and serves as a director of LaSalle U.S. Realty Income III. He has previously served on more than 20 corporate boards including AT&T, Aon, Corning, Cummins Engine, Eastman Kodak, Inland Steel Industries, Kmart, Lucent Technologies, The Putnam Funds, Time Warner and Spring Industries. Mr. Perkins graduated from Yale University and Harvard Business School.

Stuart L. Scott was Chairman of the Company’s Board of Trustees from April 1998 to December 31, 2000. Mr. Scott was co-Chief Executive Officer of Jones Lang LaSalle and its predecessor entities from 1990 to 1992 and sole Chief Executive Officer from 1992 until December 2004 when he retired from that firm. Mr. Scott also served as Chairman of the Board of Directors of Jones Lang LaSalle and its predecessor entities from December 1992 through December 2001. Mr. Scott is a director of Hartmarx Corporation (a clothing manufacturing company). Mr. Scott holds a B.A. from Hamilton College and a J.D. from the Northwestern University School of Law.

Class III Continuing Trustees—Terms Expire in 2011

Jon E. Bortz has served as Chairman of the Company’s Board of Trustees since January 1, 2001 and has been Chief Executive Officer of the Company since its formation. Mr. Bortz was President of the Company from its formation until May 31, 2008. Mr. Bortz founded the Hotel Group of Jones Lang LaSalle Incorporated (“Jones Lang LaSalle”), and as President, oversaw all of Jones Lang LaSalle’s hotel investment and development activities. From January 1995 as Managing Director of Jones Lang LaSalle’s Investment Advisory Division, Mr. Bortz was also responsible for certain east coast development projects, including the redevelopment of Grand Central Terminal in New York City. From January 1990 to January 1995, he was a Senior Vice President of Jones Lang LaSalle’s Investment Division, with responsibility for east coast development projects and workouts, including the redevelopment of Union Station in Washington, D.C. Mr. Bortz joined Jones Lang LaSalle in 1981. Mr. Bortz is a member of the Board of Governors of the National Association of Real Estate Investment Trusts and was formerly a member of its Executive Committee. He is also a member of the Board of Trustees of Federal Realty Investment Trust and a member of the Board of Directors of Metropark USA, a privately-owned clothing retailer. Mr. Bortz holds a B.S. in Economics from The Wharton School of the University of Pennsylvania and is a Certified Public Accountant in Maryland.

Donald A. Washburn is a private investor. Mr. Washburn is a retired Executive Vice President of Northwest Airlines, Inc. (“Northwest”) and was the Chairman and President-Northwest Cargo, Inc. Mr. Washburn joined Northwest in 1990 and served in a number of capacities, including Executive Vice President-Customer Service and Operations. Prior to joining Northwest, Mr. Washburn was a corporate Senior Vice President of Marriott Corporation, most recently Executive Vice President and general manager of its Courtyard Hotel division. Mr. Washburn is a director of Amedisys, Inc., The Greenbrier Companies, Inc., Key Technology, Inc. and several privately-held companies. Mr. Washburn serves as a private equity fund advisory board member of Spell Capital Fund II. Mr. Washburn graduated from Loyola University of Chicago, Kellogg Graduate School of Management at Northwestern University and the Northwestern University School of Law.

Biographical Information of Executive Vice President and Chief Financial Officer

Hans S. Weger has served as Chief Financial Officer, Executive Vice President and Treasurer of the Company since August 1998 and as Secretary of the Company since October 1999. Mr. Weger is responsible for all financial, accounting, human resources and information technology activities. Prior to joining the Company, Mr. Weger served as Vice President and Treasurer for La Quinta Inns, Inc. where he was responsible for all financing activities. From 1992 until 1997, Mr. Weger served in various management roles with Harrah’s Entertainment, Inc. where he was responsible for strategic planning, mergers and acquisitions and project financing. Mr. Weger holds a B.S. in finance from the University of Southern Mississippi and an M.B.A. from the University of Chicago. Mr. Weger is 45 years old.

Trustee Compensation and Security Ownership Guidelines

2008 Compensation

Each trustee who is not an employee of or affiliated with the Company receives an annual fee of $105,000. Prior to the beginning of each year, each trustee makes an election to receive the annual retainer fee all in Common Shares in lieu of cash, half in cash and half in Common Shares or less than half in cash and the remainder in Common Shares. In accordance with the 1998 Share Option and Incentive Plan and procedures adopted by the Company, each such trustee may also elect to defer the receipt of all or a portion of his or her Common Shares (the “Deferred Common Shares”). Payment of the annual retainer, whether in cash, Common Shares or Deferred Common Shares, is made in January of the calendar year following the year in which the trustees served on the Board of Trustees, unless a trustee elects to defer payment as described below. The number of Common Shares or Deferred Common Shares issued is determined by dividing the dollar amount each trustee elects to receive in the form of Common Shares or Deferred Common Shares by the average daily closing price of the Common Shares on the New York Stock Exchange (“NYSE”) for the year ending December 31st of the calendar year in which the fees are earned. A trustee may elect to have any Deferred Common Shares paid: (i) in a single payment on January 31st of the calendar year following the year in which the trustee ceases to serve on the Board of Trustees or (ii) in five equal annual installments beginning on January 31st of the calendar year following the year in which the trustee ceases to serve on the Board of Trustees. A trustee may not elect to defer payment of any cash portion of his or her annual retainer. Holders of Deferred Common Shares receive additional deferred shares in an amount equal to the amount of any dividends paid on the Common Shares exchangeable for the outstanding Deferred Common Shares, divided by the average closing price of the Common Shares on the NYSE during the 10 trading days preceding the first day on which the Common Shares begin trading without entitlement to the applicable dividend.

Additionally, the Chairman of the Audit Committee and the Chairman of the Compensation Committee each receive an additional $10,000 in compensation, which is subject to the same cash, Common Shares or Deferred Common Shares elections described above. Trustees do not receive any additional compensation in any form for their service, including for attendance at Board or Committee meetings or other equity grants. The Company reimburses trustees for out-of-pocket expenses incurred in connection with their service on the Board of Trustees. For the year ended December 31, 2008, the trustees who were not employees of the Company (six individuals) received the compensation for service shown in the table below. The Company records the total value of the compensation received by the trustees on its financial statements for the year in which the fees are earned.

Summary of Non-Executive Trustee 2008 Compensation

Name	Fees Earned or Paid in Cash		All Other Compensation(1)	Total

Darryl Hartley-Leonard	$105,000	(2)	$20,402	$125,402

Kelly L. Kuhn	105,000	(3)	3,204	108,204

William S. McCalmont	105,000	(4)	14,678	119,678

Donald S. Perkins	115,000	(5)	30,226	145,226

Stuart L. Scott	110,000	(6)	20,717	130,717

Donald A. Washburn	115,000	(7)	—	115,000

(1)      Represents the value of dividends paid in 2008 on the Deferred Common Shares.

(2)      Mr. Hartley-Leonard elected to receive half of his fees for service in the form of 2,190 Common Shares valued at price of $23.97 which is the average daily closing price of the Common Shares on the NYSE for the month year ended December 31, 2008. The trustee has 4,972 Common Shares, 12,000 share options and 11,931 Deferred Common Shares.

(3)      Ms. Kuhn elected to receive half of her fees for service in the form of 2,190 Deferred Common Shares at price of $23.97 which is the average daily closing price of the Common Shares on the NYSE for the year ended December 31, 2008. The trustee has 2,547 Common Shares and 4,065 Deferred Common Shares.

(4)      Mr. McCalmont elected to receive all of his fees for service in the form of 4,380 Deferred Common Shares at price of $23.97 which is the average daily closing price of the Common Shares on the NYSE for the year ended December 31, 2008. The trustee has 17,250 Common Shares and 12,963 Deferred Common Shares.

(5)      Mr. Perkins elected to receive all of his fees for service in the form of 4,797 Deferred Common Shares at price of $23.97 which is the average daily closing price of the Common Shares on the NYSE for the year ended December 31, 2008. The trustee has 32,985 Common Shares and 22,473 Deferred Common Shares.

(6)      Mr. Scott elected to receive all of his fees for service in the form of 4,588 Deferred Common Shares at a price of $23.97 which is the average daily closing price of the Common Shares on the NYSE for the year ended December 31, 2008. The trustee has 191,572 Common Shares, 10,000 share options and 16,705 Deferred Common Shares.

(7)      Mr. Washburn elected to receive half of his fees for service in the form of 2,398 Common Shares at price of $23.97 which is the average daily closing price of the Common Shares on the NYSE for the year ended December 31, 2008. The trustee has 32,022 Common Shares.

Security Ownership Guidelines

In 2007, the Compensation Committee established share ownership guidelines for trustees of the Company. The Compensation Committee believes that encouraging each trustee to maintain a meaningful ownership interest in the Company relative to his or her annual fees for service as a trustee is in the best interest of the Company and its shareholders. Under the guidelines, the Compensation Committee has recommended, and the Board of Trustees approved, that by 2010 each existing trustee should own shares in the Company having a value equal to or greater than 250% of the trustee’s total annual compensation, including fees for service as a committee chairperson. Shares subject to vesting or forfeiture count toward the recommended levels. New trustees would have five years from the time of joining the Board of Trustees to meet the recommended levels. Once a trustee meets the share ownership guidelines, periodic market declines in the value of our Common Shares will not adversely affect any previous determination by the Board of Trustees that the share ownership guidelines had been met by the trustee.

The Board of Trustees and Its Committees

The Company is managed under the direction of our eight-member Board of Trustees. Members of our Board are kept informed of our business through discussions with our Named Executive Officers, by reviewing materials provided to them, by visiting our properties and by participating in meetings of the Board and its committees. Six of the trustees are independent of the Company’s management. The Board of Trustees held seven meetings during 2008, and each trustee attended at least 75% of the Board meetings and each trustee’s respective committee meetings. LaSalle Hotel Properties has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Board of Trustees does not have a policy with respect to trustees’ attendance at Annual Meetings of Shareholders, and, because of the routine nature of the meeting and historical low levels of in-person shareholder participation at Annual Meetings of Shareholders, members of the Board of Trustees did not attend the last Annual Meeting of Shareholders.

Independence of Trustees

At least a majority of the Company’s trustees and each member of the current committees of the Board of Trustees must meet the test of “independence” as defined by the NYSE. The NYSE standards provide that to qualify as an “independent” trustee, in addition to satisfying certain NYSE “bright-line” criteria relating to trustee independence, the Board of Trustees must annually affirmatively determine that a trustee has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Trustees considered the transaction described below under “Certain Relationships and Related Transactions” and the relationships that certain trustees have with Jones Lang LaSalle and its affiliates (such as funds managed by Jones Lang LaSalle). The Board of Trustees has determined that each of Ms. Kuhn and Messrs. Hartley-Leonard, McCalmont, Perkins, Scott and Washburn satisfies the NYSE “bright-line” criteria and that none has any relationship with the Company either directly or indirectly that would affect such person’s independence. Therefore, the Board of Trustees believes that each of these trustees is independent under the NYSE rules.

We have three committees of the Board of Trustees that are described below and the members of the committees are identified in the following table.

Trustee	Audit Committee	Compensation Committee	Nominating and Governance Committee
Darryl Hartley-Leonard	✓		✓

Kelly L. Kuhn		✓	✓

William S. McCalmont	✓	✓	✓

Donald S. Perkins	Chair	✓	✓

Stuart L. Scott			Chair

Donald A. Washburn	✓	Chair	✓

Total Meetings Held	5	7	1

Audit Committee

The Audit Committee makes recommendations concerning the engagement of independent public accountants; reviews with the independent public accountants the plans and results of the audit engagement; approves professional services provided by the independent public accountants; reviews the independence of the independent public accountants and considers the range of audit and non-audit fees; reviews the Company’s proposed responses to any comments of the SEC staff to the Company’s periodic or current reports filed pursuant to the Securities Act of 1934 and reviews the adequacy of the Company’s internal accounting controls. The Board of Trustees has affirmatively determined that each Audit Committee member is independent as defined in Sections 303A.02 and 303A.07 of the listing standards of the NYSE and under the SEC rules for audit committees. Additionally, the Audit Committee is responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a real estate investment trust under Sections 856-860 of the Internal Revenue Code of 1986 (the “Internal Revenue Code”). The Audit Committee has adopted a written audit committee charter which outlines certain specified responsibilities of the Audit Committee and complies with the rules of the SEC and the NYSE.

Compensation Committee

The Compensation Committee exercises all powers delegated to the Committee by the Board of Trustees in connection with compensation matters, including incentive compensation and benefit plans. In connection with those responsibilities, the Committee has the sole authority to retain and terminate compensation consultants employed by the Committee to help evaluate the Company’s compensation programs. The Compensation Committee also has authority to grant awards under the Company’s 1998 Share Option and Incentive Plan, as amended (the “1998 Share Option and Incentive Plan”) and the proposed 2009 Equity Incentive Plan, if approved by the shareholders. Additionally, the Compensation Committee is responsible for reviewing any transactions that involve potential conflicts of interest. This includes any potential conflicts involving executive officers, trustees and their immediate family members. Our corporate governance guidelines provide in writing that each member of our Board of Trustees will disclose any potential conflicts of interest to the Board and, if appropriate, refrain from voting on a matter in which the trustee may have a conflict. Our code of business conduct and ethics expressly prohibits the continuation of any conflict of interest by an employee, officer or trustee except under guidelines approved by the Board of Trustees. Because the facts and circumstances regarding potential conflicts are difficult to predict, the Board of Trustees has not adopted a written policy for evaluating conflicts of interests. In the event a conflict of interest arises, the Board of Trustees will review, among other things, the facts and circumstances of the conflict, the Company’s applicable corporate governance policies, the effects of any potential waivers of those policies, applicable state law, and NYSE continued listing rules and regulations, and will consider the advice of counsel, before making any decisions regarding the conflict.

The Board of Trustees has affirmatively determined that each member of this committee is independent under the NYSE listing standards. Because of the transaction described under “Certain Relationships and Related Transactions,” Ms. Kuhn abstains or recuses herself from Committee action approving equity awards to Named Executive Officers and trustees so that the awards are deemed approved by a committee consisting solely of “non-employee” trustees, as that term is defined by Rule 16b-3(b)(3)(i) promulgated pursuant to the Securities Exchange Act of 1934, as amended.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board of Trustees by identifying individuals qualified to become Board members; recommends to the Board of Trustees the trustee nominees for the next Annual Meeting of Shareholders; recommends to the Board of Trustees the corporate governance guidelines applicable to the Company; leads the Board of Trustees in its annual review of the performance of the Board, all committees and each individual trustee; and recommends to the Board of Trustees the trustee nominees for each committee. The Board of Trustees has affirmatively determined that each member of this committee is independent under the NYSE listing standards.

Policy on Majority Voting

The Company’s bylaws establish majority voting procedures with respect to the election of trustees. Pursuant to the bylaw provisions, in an uncontested election of trustees, any nominee who receives a greater number of votes withheld from his or her election than votes for his or her election will, within two weeks following certification of the shareholder vote by the Company, submit a written resignation offer to the Board of Trustees for consideration by our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days following certification by the Company of the shareholder vote at the election, will make a recommendation to the Board of Trustees concerning the acceptance or rejection of the resignation offer.

In determining its recommendation to the Board of Trustees, the Nominating and Corporate Governance Committee will consider all factors its members deem relevant, which may include:

•	the stated reason or reasons why shareholders who cast withhold votes for the trustee did so;

•

the qualifications of the trustee (including, for example, whether the trustee serves on the Audit Committee of the Board as an “audit committee financial expert” and whether there are one or more other trustees qualified, eligible and available to serve on the Audit Committee in such capacity); and

•	whether the trustee’s resignation from the Board of Trustees would be in the Company’s best interests and the best interests of our shareholders.

The Nominating and Corporate Governance Committee also will consider a range of possible alternatives concerning the director’s resignation offer as the members of the Nominating and Corporate Governance Committee deem appropriate, which may include:

•	acceptance of the resignation offer;

•	rejection of the resignation offer; or

•	rejection of the resignation offer coupled with a commitment to seek to address the underlying cause or causes of the majority-withheld vote.

Under the bylaw provisions, the Board of Trustees will take formal action on the recommendation no later than 90 days following certification of the shareholder vote by the Company. In considering the recommendation, the Board of Trustees will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and any additional information, factors and alternatives as the Board of Trustees deems relevant. Any trustee tendering a resignation offer will not participate in the Committee’s or Board’s consideration of whether to accept such resignation offer. We will publicly disclose, in a Form 8-K filed with the SEC, the decision of the Board of Trustees. The Board of Trustees will also provide an explanation of the process by which the decision was made and, if applicable, its reason or reasons for rejecting the tendered resignation.

Nomination of Trustees

The Board of Trustees is divided into three classes with each class standing for election every three years. Mr. Barnello was appointed to the Board of Trustees in July 2008. He was initially appointed as a Class II trustee to ensure that he would stand for re-election at the 2009 Annual Meeting of Shareholders. As a result, he is currently a nominee for re-election to the Board of Trustees. If elected, Mr. Barnello will serve with the Class I trustees whose terms expire at the 2011 Annual Meeting of Shareholders to balance the number of trustees within each class. Before each Annual Meeting of Shareholders, the Nominating and Governance Committee considers the nomination of trustees in the class whose term expires at the next Annual Meeting of Shareholders and also considers new candidates whenever there is a vacancy on the Board or whenever a vacancy is anticipated due to a change in the size or composition of the Board, a retirement of a trustee or for any other reasons. In addition to considering incumbent trustees, the Nominating and Governance Committee identifies trustee candidates based on recommendations from the trustees and executive officers. The committee also has previously engaged, and may in the future engage, the services of third-party search firms to assist in identifying or evaluating trustee candidates. No such firm was engaged in 2008.

The Nominating and Governance Committee evaluates annually the effectiveness of the Board as a whole and of each individual trustee and identifies any areas in which the Board would be better served by adding new members with different skills, backgrounds or areas of experience. The Board of Trustees considers trustee candidates based on a number of factors including: whether the Board member will be “independent,” as such term is defined by the NYSE listing standards; whether the candidate possesses the highest personal and professional ethics, integrity and values; and whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment. Candidates are also evaluated on their understanding of the Company’s business and willingness to devote adequate time to carrying out their duties. The Nominating and Governance Committee also monitors the mix of skills, experience and background to assure that the Board has the necessary composition to effectively perform its oversight function.

The Nominating and Governance Committee will consider appropriate nominees for trustees whose names are submitted in writing by a shareholder of the Company. Trustee candidates submitted by our shareholders will be evaluated by the Nominating and Governance Committee on the same basis as any other trustee candidates.

Nominations must be addressed to LaSalle Hotel Properties, 3 Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814, Attn: Hans S. Weger, Corporate Secretary, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as trustee, if elected. In order to be considered for the next annual election of trustees, any such written request must comply with the requirements set forth in the bylaws of the Company and below under “Other Matters—Shareholder Proposals.”

Non-Management Trustee Executive Sessions

As required by the rules of the NYSE, the non-management trustees of the Company’s board regularly meet in scheduled executive sessions, without management present. These executive sessions generally follow after each meeting of the Board, each meeting of the Audit Committee, each meeting of the Compensation Committee and each meeting of the Nominating and Governance Committee. In 2008, the non-management trustees of the Board, the non-management members of the Audit Committee and the non-management members of the Compensation Committee each met in executive session without management present at least four times. In 2008, the non-management trustees of the Nominating and Governance Committee met once in executive session without management present. Pursuant to a resolution of the Board of Trustees, the sitting Chairman of the Nominating and Governance Committee of the Board of Trustees presides over each executive session of the Board of Trustees. The current Chairman of the committee is Stuart L. Scott. Executive sessions of the Audit Committee and of the Compensation Committee are presided over by the respective Chairman of the committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Kelly L. Kuhn, William S. McCalmont, Donald S. Perkins and Donald A. Washburn (Chairman). None of them has served as an officer of the Company or any of its subsidiaries. Except as described under “Certain Relationships and Related Transactions,” no member of the Compensation Committee has any other business relationship or affiliation with the Company or any of its subsidiaries (other than his or her service as a trustee).

Committee Charters, Governance Guidelines and Code of Business Conduct and Ethics

Each committee of the Board of Trustees has a written charter approved by the respective committee and the Board of Trustees. The Company also has adopted a code of business conduct and ethics that applies to all Company employees and each member of the Company’s Board of Trustees. A copy of each charter, our code of business conduct and ethics and our corporate governance guidelines can be found under the “Investor Relations” section of our website at www.lasallehotels.com. Copies of these documents are also available in print to any shareholder who requests them. Requests should be sent in writing to LaSalle Hotel Properties, 3 Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814, Attn: Hans S. Weger, Corporate Secretary.

Communication with the Board of Trustees, Presiding Trustee of the Non-Management Trustees and the Audit Committee

LaSalle Hotel Properties’ Board of Trustees may be contacted by any party via mail at the address listed below.

Board of Trustees

LaSalle Hotel Properties

3 Bethesda Metro Center, Suite 1200

Bethesda, Maryland 20814

As discussed above, the presiding trustee of non-management executive sessions of the trustees is the sitting Chairman of the Nominating and Governance Committee of the Board of Trustees. The current Chairman of the committee is Stuart L. Scott. Mr. Scott can be contacted by any party via mail at the address listed below.

Presiding Trustee

Board of Trustees

LaSalle Hotel Properties

3 Bethesda Metro Center, Suite 1200

Bethesda, Maryland 20814

The Audit Committee has adopted confidential, anonymous processes for anyone to send communications to the Audit Committee with concerns or complaints concerning the Company’s regulatory compliance, accounting, audit or internal controls issues. The Audit Committee can be contacted by any party via mail at the address listed below.

Chairman

Audit Committee

LaSalle Hotel Properties

3 Bethesda Metro Center, Suite 1200

Bethesda, Maryland 20814

Alternatively, anyone may call our whistleblower hotline toll-free at 800-211-4304.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Trustees of the Company has selected the accounting firm of KPMG LLP to serve as independent registered public accountants of the Company for the year ending December 31, 2009, subject to ratification of this appointment by the shareholders of the Company. KPMG LLP has served as the Company’s independent registered public accountants since the Company’s formation in January 1998 and is considered by management of the Company to be well qualified.

Fee Disclosure

The following is a summary of the fees billed to the Company by KPMG LLP for professional services rendered for the years ended December 31, 2008 and December 31, 2007:

	Year Ended December 31, 2008	Year Ended December 31, 2007
Audit Fees	$1,096,612	$1,038,145
Audit-Related Fees	5,000	—
Tax Fees	415,679	199,839
All Other Fees	—	—

Total	$1,517,291	$1,237,984

Audit Fees

Consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements (including property-level audits and an audit of LaSalle Hotel Lessee, Inc., the Company’s taxable real estate investment trust subsidiary), review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. Audit fees also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting.

Audit-Related Fees

Consist of fees billed for professional services in connection with acquisitions and dispositions, comfort letters and SEC registration statements.

Tax Fees

Consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and acquisitions and dispositions tax planning.

All Other Fees

Consist of fees for products and services other than services described under “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” KPMG LLP did not perform any services for the Company during years ending December 31, 2008 and 2007 other than services described under “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

Pre-Approval Policy

The Audit Committee or its Chairman pre-approves all services rendered by the Company’s independent registered public accountants. All of the fees paid to KPMG LLP that are described above were approved by the Audit Committee or its Chairman.

A representative of KPMG LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The Audit Committee has considered whether (and has determined that) the provision by KPMG LLP of the services described under “Audit-Related Fees,” “Tax Fees” and “Other Fees” is compatible with maintaining KPMG LLP’s independence from management and the Company.

The Board of Trustees recommends a vote FOR the ratification of the appointment of the independent registered public accountants.

PROPOSAL 3: APPROVAL OF 2009 EQUITY INCENTIVE PLAN

The following is a fair and complete summary of the 2009 Equity Incentive Plan. This summary is qualified in its entirety by reference to the full text of the plan which appears as Appendix A to this Proxy Statement.

Description of the 2009 Equity Incentive Plan

Purpose

On January 28, 2009, the Board of Trustees approved the 2009 Equity Incentive Plan (the “Plan”) to replace the Company’s current equity incentive plan, the 1998 Share Option and Incentive Plan. The Board of Trustees is recommending the Plan to our shareholders for approval. The primary purposes of the Plan are: (i) to promote our long-term growth and profitability by providing key people with incentives to improve shareholder value and (ii) to contribute to our growth and financial success by enabling us to attract, retain and reward the best available people. Currently, there are no awards outstanding under the Plan. If the Plan is approved by the shareholders at the 2009 Annual Meeting, we would expect the Compensation Committee to grant awards under the Plan to the Company’s trustees and employees, including the Named Executive Officers, as was done by the Compensation Committee in administering the 1998 Share Option and Incentive Plan.

The previous equity incentive plan, the 1998 Share Option and Incentive Plan, expired in the second half of 2008. As a result, there currently is no equity incentive plan from which the Compensation Committee can make equity awards. Without shareholder approval of the Plan, compensation to the Company’s employees (including the Named Executive Officers) and trustees would be solely in cash. Paying compensation completely in cash would significantly reduce the alignment of management’s interests with those of the Company’s shareholders, which is primarily achieved through the issuance of long-term equity incentive awards only available through a current equity incentive plan. Moreover, compensating our employees and trustees only in cash would reduce the Company’s available cash at a time when the Company is aggressively conserving cash during a weakening economy and tightened credit market climate. Finally, without the Plan and the incentive awards it makes possible, the Company will have a more difficult time retaining its key personnel and hiring the best available people.

Eligibility and Participation

Participation in the Plan is open to all of our employees, officers, trustees and other individuals providing bona fide services to us or any of our affiliates, as the administrator may select from time to time. In addition, the administrator may grant awards to individuals in connection with hiring, retention or otherwise prior to the date the individual first performs services; however, none of these awards become vested or exercisable and no shares are issued before the individual first begins performing services. As of February 10, 2009, six non-employee trustees of the Company, 30 employees of the Company and the Company’s outside consultants are eligible to participate in the Plan. However, since becoming self advised in 2001, the Company has never granted awards under any incentive plan to consultants and other service providers.

Term

The Plan is effective as of January 28, 2009, the date it was approved by the Board of Trustees, subject to shareholder approval. The Plan will terminate on January 27, 2019.

Shares Available Under the Plan

The Plan provides that the number of Common Shares that we may issue with respect to awards under the Plan will not exceed an aggregate of 1,800,000 shares. In addition, the maximum number of Common Shares subject to awards of any combination that may be granted under the Plan during any fiscal year to any one individual is limited to 500,000 shares.

These limits will be adjusted to reflect any share dividends, share splits, split-ups, recapitalizations, mergers, consolidations, business combinations or exchanges of shares and the like. If any award, or portion of an award, under the Plan expires or terminates unexercised, becomes unexercisable, is unearned, is settled in cash without delivery of shares, or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any Common Shares are repurchased by or surrendered to us in connection with any award, or if any shares are withheld by us, the shares subject to such award and the repurchased, surrendered, and withheld shares will thereafter be available for further awards under the Plan. Any shares that are surrendered to or repurchased or withheld by us or are otherwise forfeited will not be available for purchase pursuant to incentive share options intended to qualify under section 422 of the Internal Revenue Code.

As of March 5, 2009, the fair market value of one Common Share, determined by the last reported sale price per share on that date as quoted on the New York Stock Exchange was $3.84.

Types of Awards

The Plan allows for the grant of share options, share appreciation rights, share awards, phantom share awards, performance awards, and other share-based awards. The administrator may grant these awards separately or in tandem with other awards. The administrator will also determine the prices, expiration dates and other material conditions governing the exercise of the awards. We, or any of our affiliates, may make or guarantee loans to assist grantees in exercising awards and satisfying any withholding tax obligations arising from awards, to the extent permitted by law.

Share Options

The administrator may grant awards of either incentive share options, as that term is defined in section 422 of the Internal Revenue Code, or nonqualified share options. Only our employees or employees of our subsidiaries, however, may receive incentive share option awards. Incentive share options must have an exercise price at least equal to fair market value on the date of grant, but nonqualified share options may be granted with an exercise price less than fair market value. The option holder may pay the exercise price in cash, by tendering Common Shares, by a combination of cash and shares, or by any other means the administrator approves. The Plan provides that the administrator shall not have the right to reprice, replace, regrant through a cancellation or otherwise modify or make a cash payment with respect to any outstanding share option.

Share Appreciation Rights

The administrator may grant awards of share appreciation rights which entitle the holder to receive a payment in cash, in Common Shares, or in a combination of both, having an aggregate value equal to the spread on the date of exercise between the fair market value of the underlying shares on that date and the base price of the shares specified in the grant agreement. The Plan provides that the administrator shall not have the right to reprice, replace, regrant through a cancellation or otherwise modify or make a cash payment with respect to any outstanding share appreciation right.

Share and Phantom Share Awards

The Plan allows the administrator to grant restricted or unrestricted share awards, or awards denominated in shares-equivalent units to eligible participants with or without payment of consideration by the grantee. Share awards and phantom share awards may be paid in cash, in Common Shares, or in a combination of both.

Performance Awards

The administrator may grant performance awards which become payable in cash, in Common Shares, or in a combination of both, on account of attainment of one or more performance goals established by the administrator. The administrator may establish performance goals based on our total shareholder return, or one or more other business criteria related to our Company, or that of our affiliates, that the administrator may select that apply to an individual or group of individuals, a business unit, or us or our affiliates as a whole, over such performance period as the administrator may designate.

Other Share-Based Awards

The administrator may grant other share-based awards which may be denominated in cash, Common Shares, or other securities, share equivalent units, share appreciation units, securities or debentures convertible into Common Shares, or any combination of the foregoing. These awards may be paid in Common Shares or other securities (including interests in the Company’s operating partnership), in cash, or in a combination of Common Shares, other securities and cash.

Administration

The Plan is administered by our Board of Trustees but may be administered by a committee or committees, such as our Compensation Committee, as the Board of Trustees may appoint from time to time. The administrator has full power and authority to take all actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine who is eligible for awards, and when such awards will be granted; (ii) determine the types of awards to be granted; (iii) determine the number of shares covered by or used for reference purposes for each award; (iv) impose such terms, limitations, restrictions and conditions upon any award as the administrator deems appropriate; (v) modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided however, that, except as noted below, any modification that would materially adversely affect any outstanding award may not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to an award, including, but not limited to, any restriction or condition on the vesting or exercisability of an award following termination of any grantee’s employment or other service relationship; (vii) establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period, and (viii) establish sub-plans, for example, our Trustee Fee Deferral Program, or grant awards in foreign jurisdictions.

Adjustments to Awards

In the event of a share dividend of, or share split or reverse share split affecting our Common Shares, (i) the maximum number of shares as to which we may grant awards under the Plan and the maximum number of shares with respect to which we may grant awards during any one fiscal year to any individual, and (ii) the number of shares covered by and the exercise price and other terms of outstanding awards, will be adjusted to reflect such event unless the Board of Trustees determines that no such adjustment will be made.

Except as provided above, in the event of any change affecting our Common Shares, the Company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, other than any such change that is part of a transaction resulting in a “change in control” of the Company (as defined in the Plan), the administrator, in its discretion and without the consent of the holders of the awards, will make (i) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which awards may be granted under the Plan (in the aggregate and with respect to any individual during any one fiscal year of the Company), and (ii) any adjustments in outstanding awards, including but not limited to modifying the number, kind and price of securities subject to awards.

In the event of any transaction resulting in a “change in control” of the Company (as defined in the Plan), outstanding share options and other awards that are payable in or convertible into Common Shares will terminate upon the effective time of the “change in control” unless provision is made for the continuation, assumption, or substitution of the awards by the surviving or successor entity or its parent. In the event of such termination, the holders of share options and other awards under the Plan will be permitted, immediately before the “change in control,” to exercise or convert all portions of the awards which are then exercisable or convertible.

Without the consent of award holders, the administrator may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

Prohibition on Repricing

The Plan provides that the administrator shall not have the right to reprice, replace, regrant through a cancellation or otherwise modify or make a cash payment with respect to any outstanding share option or share appreciation right.

Awards Under the Plan

Because participation and the types of awards available for grant under the Plan are subject to the discretion of the administrator, the benefits or amounts that any participant or groups of participants will receive are not currently determinable.

Amendment and Termination

Our Board of Trustees may terminate, amend or modify the Plan or any portion thereof at any time.

Trustee Fee Deferral Sub-plan

Pursuant to authority provided in the Plan to the administrator, we would expect the administrator would adopt a trustee compensation sub-plan to the Plan following approval of the Plan by the Company’s shareholders. We would expect the sub-plan to allow each trustee to make an election to receive the annual retainer fee for service on our Board of Trustees all in Common Shares in lieu of cash, half in cash and half in Common Shares or less than half in cash and the remainder in Common Shares. We would expect that the fees paid to our trustees pursuant to the sub-plan and the terms and conditions of the sub-plan to be substantially similar to those of the trustee fee deferral sub-plan of our 1998 Share Option and Incentive Plan as described under “Proposal 1: Election of Trustees—Trustee Compensation and Ownership Guidelines—2008 Compensation.”

Federal Income Tax Consequences

The following is a general summary of the current federal income tax treatment of share options, which are authorized for grant under the Plan, based upon the current provisions of the Internal Revenue Code and regulations promulgated thereunder.

Incentive Share Options

An optionholder recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive share option qualifying under section 422 of the Internal Revenue Code. Optionholders who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss upon a sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionholder satisfies such holding periods, upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionholder disposes of shares within two years after the date of grant or within one year after the date of exercise (a “Disqualifying Disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionholder upon the Disqualifying Disposition of the shares generally will result in a deduction by the Company for federal income tax purposes.

Nonqualified Share Options

Options not designated or qualifying as incentive share options will be nonqualified share options having no special tax status. An optionholder generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonqualified share option, the optionholder normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionholder is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired by the exercise of a nonqualified share option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as a capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonqualified share option or the sale of the shares acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionholder as a result of the exercise of a nonqualified share option.

Other Considerations

The Internal Revenue Code does not allow publicly-held corporations to deduct compensation in excess of $1 million paid to the corporation’s chief executive officer and its four other most highly compensated executive officers. However, if a portion of the compensation is payable based on the attainment of one or more performance goals and certain other statutory requirements are satisfied, that portion of the compensation is not included in the $1 million limitation on deductibility. We intend for compensation arising from grants of awards under the Plan which are based on performance goals, and share options and share appreciation rights granted at fair market value, to be deductible by the Company as performance-based compensation not subject to the $1 million limitation on deductibility.

The Board of Trustees recommends a vote FOR the approval of the 2009 Equity Incentive Plan.

AUDIT COMMITTEE REPORT

The following is a report by the Company’s Audit Committee regarding the responsibilities and functions of the Audit Committee.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Trustees, in accordance with the Audit Committee Charter. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the Company’s year end earnings release and script for year end earnings teleconferences.

The Audit Committee reviewed with the independent registered public accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accountants the auditors’ independence, the matters required to be discussed by Statement on Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and discussed and received the written disclosures and the letter from the independent registered public accountants required by the Public Company Accounting Oversight Board regarding in the independent auditors’ communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit. The Audit Committee meets at least five times per year with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee holds meetings with management prior to the filing of each of the Company’s Quarterly Reports on Form 10-Q with the SEC and the release to the public of its quarterly earnings, and reviews and discusses with management the Company’s Quarterly Reports on Form 10-Q and its quarterly earnings releases and scripts for quarterly earnings teleconferences.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for its year ended December 31, 2008 for filing with the SEC.

The Audit Committee is also responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a real estate investment trust (“REIT”) under Sections 856-860 of the Internal Revenue Code.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that KPMG LLP is in fact “independent.”

The Audit Committee has adopted a written Audit Committee Charter that outlines certain specified responsibilities of the Audit Committee and complies with the rules of the SEC and the NYSE. The Audit Committee held five meetings during 2008.

Each of the Audit Committee members is independent as defined by the NYSE listing standards and each member is financially literate. The Board of Trustees has identified Donald S. Perkins and William S. McCalmont as the Audit Committee’s “financial experts” within the meaning of the SEC rules.

Submitted by the Audit Committee

of the Board of Trustees

Donald S. Perkins (Chairman)

William S. McCalmont

Donald A. Washburn

Darryl Hartley-Leonard

COMPENSATION COMMITTEE REPORT

The following is a report by the Company’s Compensation Committee regarding the Company’s executive officer compensation program.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement (“CD&A”) with management of the Company. Based on the Compensation Committee’s review of the CD&A and the Committee’s discussions of the CD&A with management, the Compensation Committee recommended to the Board of Trustees (and the Board has approved) that the CD&A be included in the Company’s Proxy Statement on Schedule 14A prepared in connection with the Annual Meeting.

Submitted by the Compensation Committee of the Board of Trustees

Donald A. Washburn (Chairman)

Kelly L. Kuhn

William S. McCalmont

Donald S. Perkins

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Principles and Objectives of Executive Officer Compensation Program

The Company’s primary objectives are to provide income to its shareholders through increases in distributable cash flow and to increase long-term total returns to shareholders through appreciation in the value of its Common Shares. To do so, the Company seeks to enhance the return from, and the value of, the hotels in which it owns interests and any additional hotels the Company may acquire or develop, and invest in or acquire additional hotel properties on favorable terms.

In December 2006, the Compensation Committee established a revised compensation program for Messrs. Bortz, Barnello and Weger (the “Named Executive Officers”) effective for fiscal years 2007 and later. Prior to establishing the revised plan, the Compensation Committee retained Towers Perrin, an independent human resources and compensation consulting firm, and instructed Towers Perrin to report to the Compensation Committee on market data on executive pay levels and incentive program designs, to recommend compensation levels for the Named Executive Officers and to recommend modifications to the Company’s existing annual and long-term incentive plan designs.

The following table summarizes the primary components and rationale of our compensation philosophy and the pay elements that support that philosophy.

Philosophy Component	Rationale/Commentary	Pay Element
Compensation should reinforce business objectives and Company values	The Company strives to provide a rewarding and professionally challenging work environment for its executive officers. The Company believes that executive officers who are motivated and challenged by their duties are more likely to achieve the individual and corporate performance goals designed by the Compensation Committee. The Company’s executive compensation package should reflect this work environment and performance expectations.	All elements (salary, annual cash incentive bonuses, equity incentive compensation, health and welfare benefits)

Philosophy Component	Rationale/Commentary	Pay Element
Our key executive officers should be retained	The primary purpose of the Company’s executive compensation program has been and is to achieve the Company’s business objectives by attracting, retaining and motivating talented executive officers by providing incentives and economic security.	Equity incentive compensation (time-based restricted shares and performance-based restricted shares), equity incentive plan bonuses, severance agreements and vesting of equity awards upon a change in control of the Company

Compensation should align interests of executive officers with shareholders	The Company’s executive compensation is designed to reward favorable total shareholder returns, both in an absolute amount and relative to peers of the Company, taking into consideration the Company’s competitive position within the real estate industry and each executive’s long-term career contributions to the Company.	Equity incentive compensation

A majority of compensation for top executive officers should be based on performance	Performance-based pay aligns the interest of management with the Company’s shareholders. Performance-based compensation motivates and rewards individual efforts and Company success. Approximately 50% of the executive officer’s targeted compensation is linked to individual or company performance. The performance-based percentage of targeted compensation increases as performance improves and decreases as performance declines. If the Company has poor relative performance and/or poor total shareholder returns, the executive officers will receive reduced incentive compensation and reduced total compensation. The executive officers have an opportunity, in the event of superior relative performance and superior total shareholder returns, to earn overall compensation packages greater than the compensation that would otherwise be paid.	Merit salary increases, annual cash incentive bonuses and equity incentive compensation

Compensation should be competitive	The Compensation Committee retained Towers Perrin in 2006 to report to the Committee on market data regarding executive officer pay levels and incentive programs. Towers Perrin used a combination of proxy data and market surveys to assess the competitiveness of the Company’s compensation packages awarded to the Company’s executive officers. As recently as May 2008, Towers Perrin provided the Committee with current compensation information based on available proxy data.	All elements

Role of the Compensation Committee

The Compensation Committee determines compensation for the Named Executive Officers. The Compensation Committee consists of four trustees, Kelly L. Kuhn, William S. McCalmont, Donald S. Perkins and Donald A. Washburn (Chairman). The Compensation Committee exercises independent discretion in respect of executive compensation matters, including the retention or termination of any compensation consultant. The Committee may not delegate its primary responsibility of overseeing executive officer compensation but may delegate to management the administrative aspects of our compensation plans that do not involve the setting of compensation levels for our Named Executive Officers. As part of the executive compensation determination process, the Committee seeks input from the trustees not on the Compensation Committee and the Chief Executive Officer whose recommendations are evaluated along with all other compensation data gathered by the Committee, including the Towers Perrin study described below. Moreover, the Named Executive Officers are requested each year to prepare a list of management business objectives (“MBOs”) for the upcoming year. MBOs are used to determine 25% of each Named Executive Officer’s annual target cash incentive bonus (discussed below). MBOs vary from year to year and may consist of matters such as achievement of specified financial performance at individual hotels; achievement of particular business items, such as renovations or repositioning of hotels; development of compliance programs; and development of strategic plans. The MBOs focus, in part, on enhancing the return from, and value of, the Company’s hotels. Each year’s proposed MBOs are discussed with the Committee, whose members may require modifications. The final MBOs are approved by the Board of Trustees. On a quarterly basis, the Named Executive Officers provide the Compensation Committee with status reports on their success in achieving the MBOs.

Compensation for fiscal year 2008 for each of our Named Executive Officers was determined by the Compensation Committee based on a review of incentive compensation and total compensation paid by the Company to each Named Executive Officer in prior years, publicly-disclosed compensation packages of executives of other public lodging and other REITs and the Company’s performance both nominally and as compared to other public lodging REITs. During 2006, as part of the Compensation Committee’s comprehensive review of the Company’s compensation program, the Compensation Committee met several times with Towers Perrin and directed Towers Perrin to conduct industry compensation surveys. The resulting Towers Perrin reports presented to the Compensation Committee focused on industry comparisons, based on the sample groups described below, of total compensation and its components, base salary and incentive compensation, which consisted of cash bonuses and equity awards. As was done in 2006, the Compensation Committee considered these reports in 2007 when setting compensation for the Named Executive Officers with respect to 2008. In addition, the Committee consulted with Towers Perrin in 2007 and 2008 regarding more current compensation information available through proxy statements filed with the SEC. The Committee also reviewed compensation information compiled by the National Association of Real Estate Investment Trusts, or NAREIT. The Committee also considered other matters, including total compensation payable under different scenarios such as change in control of the Company or termination of the Named Executive Officers’ employment. With respect to incentive compensation, the Committee considered the number of share option awards that remained vested but unexercised, the number of time-based restricted shares that were vested, the number of performance-based restricted shares that were unearned and the number of time-based restricted shares that were outstanding but unvested.

Peer Groups

Towers Perrin compared the Company’s compensation of the Named Executive Officers to that of three groups: (i) a sample of 25 public REITs, spanning industry subsectors and asset classes but which were comparable to the Company in total enterprise value (which is the Company’s total equity plus total debt); (ii) a group of eight public lodging REITs; and (iii) a group of five public lodging REITs deemed most comparable to the Company. The members of the peer groups are noted below.

Group of 25 Public REITs

• Alexandria Real Estate Equities, Inc.	• Mid-America Apartment Communities, Inc.

• Ashford Hospitality Trust, Inc.	• National Retail Properties, Inc.

• BioMed Realty Trust, Inc.	• Nationwide Health Properties, Inc.

• Corporate Office Properties Trust	• Pennsylvania Real Estate Investment Trust

• Cousins Properties Incorporated	• Post Properties, Inc.

• DiamondRock Hospitality Company	• PS Business Parks, Inc.

• Equity One, Inc.	• Realty Income Corporation

• FelCor Lodging Trust Incorporated	• St. Joe Company

• First Industrial Realty Trust, Inc.	• Strategic Hotels & Resorts, Inc.

• Health Care REIT, Inc.	• Sunstone Hotel Investors, Inc.

• Highwoods Properties, Inc.	• U-Store-It Trust

• Kilroy Realty Corporation	• Washington Real Estate Investment Trust

• Lexington Realty Trust

Publicly-Traded Lodging REITs	Most Comparable Publicly-Traded Lodging REITs

• Ashford Hospitality Trust, Inc.	• Ashford Hospitality Trust, Inc.

• DiamondRock Hospitality Company	• DiamondRock Hospitality Company

• Equity Inns, Inc.	• FelCor Lodging Trust Incorporated

• FelCor Lodging Trust Incorporated	• Strategic Hotels & Resorts, Inc.

• Highland Hospitality Corporation	• Sunstone Hotel Investors, Inc.

• Innkeepers USA Trust

• Strategic Hotels & Resorts, Inc.

• Sunstone Hotel Investors, Inc.

2008 Executive Officer Succession Plan

In May 2008, the Board of Trustees adopted a succession plan with respect to the Company’s Chairman, Chief Executive Officer and President, Jon E. Bortz, and its Chief Operating Officer, Michael D. Barnello. Pursuant to the succession plan, the Company announced that Mr. Bortz will retire as Chief Executive Officer as of July 1, 2010, and Mr. Barnello will assume the role and duties of Chief Executive Officer at that time. The succession plan includes Mr. Bortz continuing in his role as trustee and Chairman of the Board after his retirement. In addition, Mr. Barnello was immediately named President of LaSalle Hotel Properties.

The Board of Trustees implemented the succession plan as part of the Board’s strategy to capitalize on the historical success of this management team by retaining its members. As part of the succession plan, the Board also conducted an interim review of the overall compensation paid to our Named Executive Officers. As noted above, a key compensation philosophy of the Company is establishing and retaining a successful and highly regarded executive management team. When appropriate, the Compensation Committee will act to adjust compensation consistent with this key philosophy and with the Company’s succession plan. As noted throughout this proxy statement, the Compensation Committee intends to adjust Mr. Barnello’s compensation and other benefits to reflect appropriate Chief Executive Officer compensation upon his appointment to that office on July 1, 2010.

In connection with the succession plan and following its interim compensation review, the Compensation Committee adjusted the compensation of our Named Executive Officers. At that time, the Board also consulted with Towers Perrin regarding current compensation practices among the Company’s peers. The effects of the succession plan and the mid-year compensation adjustments are noted below in the discussion of each compensation component.

Components and Criteria of Executive Compensation

The Committee believes that each Named Executive Officer’s overall compensation should be (i) payable over a longer period than one year, (ii) depend on the Company’s performance relative to other REITs, (iii) depend on total compensation paid by REITs similar to the Company, either by size or by industry (in this case, the REIT lodging industry), and (iv) depend on the Company’s total shareholder return. The Committee believes that a majority of each Named Executive Officers’ total compensation should be directly linked to the Company’s relative performance and its total shareholder return. If the Company has poor relative performance and/or poor total shareholder return, the Named Executive Officers will receive reduced incentive compensation and reduced total compensation. In return, the Named Executive Officers have an opportunity, in the event of superior relative performance and superior total shareholder return, to earn overall compensation packages greater than established target amounts and the compensation historically paid. The Compensation Committee imposed nominal limits on certain aspects of the incentive compensation to help control unexpected levels of overall compensation to the Named Executive Officers as a result of extraordinary Company performance and total shareholder return and to maintain aggregate compensation at a level that is reasonable in the Company’s overall size and cost structure. The Committee and the Board of Trustees retain the discretion to exceed the limits.

The Company pays annual base salary at an approximately median level compared to its peers, which is based on a review of the annual base salaries paid to the executive officers of the companies listed under “— Peer Groups.” The Company pays annual cash incentive bonuses — the amount of which depends on management’s achievement of the applicable MBOs and the Company’s “Comparable FFO” per share (as defined below) performance relative to specific competitors and the Company’s performance in absolute terms — to encourage the Named Executive Officers to pursue strategies that, to an appropriate degree, will benefit the Company in the near and long term. The Company pays time-based and performance-based long-term equity incentive compensation to encourage the Named Executive Officers to pursue strategies that will create value for our shareholders over the long term and to promote continuity of management by retaining the Named Executive Officers.

The Committee seeks to have no more than half of overall executive compensation be paid in the form of annual base salary and annual cash incentive bonus, and approximately half in the form of long-term equity incentive awards. For each of the Chief Executive Officer and President, approximately 25% of his overall compensation is annual salary, approximately 25% is in the form of the annual cash incentive bonus, approximately 25% is in the form of time-based restricted share awards and approximately 25% is in the form of performance-based restricted share awards. For the Chief Financial Officer, the percentages are approximately 25%, 20%, 25% and 30%. The foregoing percentages are based on an assumption that the annual cash incentive bonus paid and the amount of the performance-based long-term equity incentive awards issued are equal to the targeted amounts. In the event of under- or over-performance, the percentages could vary materially.

The Compensation Committee had previously determined that executive compensation for fiscal year 2008 primarily would consist of (i) annual cash base salary, (ii) annual cash incentive bonus, (iii) restricted share awards granted in December 2007, subject to time-based forfeiture provisions and (iv) performance-based restricted share awards granted in December 2007 — the earned amount of which would depend on Company performance over a three-year period, one-third of which once earned vest at the end of the three-year period and two-thirds of which are subject to time-based forfeiture provisions once earned. Pursuant to the time-based forfeiture provisions, the restricted share awards described in (iii) vest one-third of the original grant amount on January 1, 2009, 2010 and 2011. The awards described in (iv) are determined on January 1, 2011 and vest one-third of the earned amount on January 1, 2011, 2012 and 2013. In connection with our succession plan, the Compensation Committee made additional mid-year compensation adjustments, which are disclosed in more detail below.

The following narrative discusses the components of historical fiscal year 2008 compensation.

Base Salary

Base salary is the only predictable form of annual cash compensation to our Named Executive Officers, and the Compensation Committee believes base salary is an important element of total compensation for that reason. The Compensation Committee believes that base salary should be commensurate with each Named Executive Officer’s position and experience, subject to annual adjustments based on market conditions, peer group analysis and individual contributions and performance.

For 2008, the base salary of each of our Named Executive Officers was based on the following qualitative and quantitative factors:

•	an assessment of the scope of the Named Executive Officer’s responsibilities and leadership and individual role within the executive management team;

•	the Named Executive Officer’s contributions to the Company;

•	the Named Executive Officer’s expertise and experience within the industry;

•

the competitive market compensation paid to executive officers in similar positions at the previously-described peer groups (the 25 public REITs having comparable enterprise value to the Company, the eight public lodging REITs and the five public lodging REITs deemed most comparable to the Company); and

•	the Company’s overall financial and business performance.

Compared to the other components of executive officer compensation, base salary determinations are more heavily weighted by the Compensation Committee’s qualitative assessments of the Named Executive Officers. For example, specific quantitative benchmarks are considered when making determinations about performance incentives and targets related to the annual cash incentive bonus and long-term equity awards, as described elsewhere in this Proxy Statement.

The Compensation Committee annually reviews the individual responsibilities and leadership attributes of each Named Executive Officer. The Compensation Committee’s review includes its evaluation of each Named Executive Officer’s role and contributions to the Company during the last year. Among other matters, the Committee considers the performance of employees managed by the Named Executive Officers; the asset management strategies proposed or implemented by the Named Executive Officer to improve hotel property performance; the status of the Company’s hotel property acquisition pipeline, as applicable; the Company’s execution on short- and long-term strategic initiatives for which the Named Executive Officer is responsible; and the Company’s compliance with applicable laws and regulations to the extent within the Named Executive Officer’s responsibility. Our Named Executive Officers have worked together since August 1998, just months after our initial public offering. Because of the history of success of our Named Executive Officers during the last ten years, the Compensation Committee considers each Named Executive Officer’s individual contribution to that team, and the base salary needed to retain the members of that team into the future, especially in light of the Company’s succession plan.

When evaluating the effectiveness of the management team, the Committee also considered the operational execution of the team. In 2007 and 2008, the Company entered into its largest redevelopment program in its history. The total redevelopment budget was more than $225 million. In making its evaluation, the Committee considered the overall execution of the program, as well as management’s ability to minimize the operational impact during the redevelopment program. The Committee also recognized that the redevelopment program’s impact to operations negatively affected earnings and may have hindered the overall share performance in 2008. However, the Committee, as well as, management believe the lasting effects of the redevelopment program will provide additional long-term shareholder value. As noted below with respect to the Company’s financial performance, the Committee gives greater weight to the Company’s performance over the long term. In that regard, the Committee placed significant value on the execution by the management team of the redevelopment program and its expected positive impact on the Company’s performance over the long term.

In addition, a tool by which the Compensation Committee measures a Named Executive Officer’s performance is his progress with respect to his MBOs, which, as described above are prepared by the Named Executive Officers and approved by the Committee each year. Quarterly progress reports with respect to the MBOs provide the Compensation Committee with a regular update on the Named Executive Officer’s performance. As noted elsewhere in this Proxy Statement, MBOs are primarily used to determine the annual cash incentive bonus, but MBOs also influence the Committee’s determination of base salaries.

The Committee’s review of a Named Executive Officer’s role and contribution to the Company includes a dialogue between the Committee and each Named Executive Officer about his individual performance during the year. The Compensation Committee also solicits the observations of the Chief Executive Officer with respect to the performance of the other Named Executive Officers, especially as to day-to-day responsibilities and intra-company leadership qualities and growth.

With respect to the Committee’s consideration of the market compensation paid to executive officers of the Company’s competitors, the Committee reviews the base salaries paid to executive officers in different groups of the Company’s peers. For example, in establishing base salaries for the Named Executive Officers in 2007, the Committee specifically reviewed the base salaries of the Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer relative to the base salaries of officers in similar positions at 25 public REITs deemed comparable to the Company in total enterprise value, as disclosed in the publicly-available proxy statement filings of those peers made in 2006 and compiled by Towers Perrin. In that instance, the Committee found that the Company’s Chief Executive Officer was receiving a base salary 11% below the peer group median, the Company’s Chief Operating Officer was receiving a base salary 13% below the median, and the Company’s Chief Financial Officer was receiving a base salary 10% above the median. In 2007, the Committee also considered the salaries paid to executive officers at two additional peer groups: the previously-described group of eight lodging REITs and the previously-described group of five lodging REITs deemed most comparable to the Company. This review against the two additional peer groups was a general review, and the Committee did not specifically compare, on a percentage basis, the base salaries of the Named Executive Officers against the executive officers at the eight and five peer group companies. As part of the 2008 review, the Committee again consulted with and reviewed updated information provided by Towers Perrin.

The 2008 base salary compensation paid to the Company’s Named Executive Officers was determined by the Compensation Committee in the context of the foregoing comparison and reviews, but the Compensation Committee did not seek to set base salary of the Named Executive Officers to a particular percentile of the base salary paid by the peer companies to their officers. Instead, the Committee reviewed the salary information to inform itself of the salary levels paid by the Company’s competitors and therefore required for officer retention.

The Compensation Committee considers the financial and business performance of the Company in an absolute sense and relative to its peers. When evaluating the Company’s financial and business performance, the Compensation Committee does not focus on any one particular performance measure or target but does consider, in addition to the Company’s funds from operations, or FFO, performance, the Company’s total return (defined as the increase in the market price of the Company’s Common Shares plus dividends declared thereon and assuming such dividends are reinvested into the Company’s Common Shares) over various periods. In establishing the base salary component of the compensation program for the Named Executive Officers for fiscal years 2007 and later, the Compensation Committee examined the Company’s total return in 2006, for the three-year period ended 2006, for the five-year period ended 2006 and for the period from the Company’s initial public offering in April 1998 through the end of 2006, as compared to lodging REITs that the Committee deemed comparable to the Company and that existed as public companies throughout the applicable period. The Committee’s conclusion was that while the Company’s relative total return for 2006 was approximately at the median level, the Company’s relative performance over longer periods of time, which the Committee deemed more important than short-term performance, was excellent. The Committee believes that the Company’s longer-term performance for the periods ending in 2006 demonstrates the strong performance of the management team during periods that include times of weakening key economic indicators. For example, for the five-year period ended 2006, which included the challenging post-September 11, 2001 period for the hospitality industry, the Company had the highest total return (291%) of the five public lodging REITs that the Committee deemed most comparable to the Company and that existed throughout the period. The other four public lodging REITs were Host Hotels & Resorts Inc. (173%), Equity Inns, Inc. (141%), Innkeepers USA Trust (58%) and FelCor Lodging Trust Incorporated (31%). Finally, of the hotel REITs that existed from January 2004 through December 2008, the Company was the top performing company over the five year period in terms of total return.

The Committee also considered the Company’s total return to the total returns of the companies constituting various stock market indices. In this regard, the Committee again observed that the Company’s relative performance over periods longer than one year was strong. For example, the Company’s total return of 332% from April 1998 until the end of 2006 compared favorably to the total returns of the companies constituting various stock market indices: 237% for the Morgan Stanley REIT Index, 83% for the Russell 2000 Index, 64% for the Dow Jones Industrial Average, 46% for the S&P 500 and 35% for the NASDAQ Composite Index. In addition, from the Company’s initial public offering in 1998 through December 2008, it is the only publicly-traded hotel REIT that has a positive total return and has outperformed both the S&P 500 and NASDAQ Composite Index over that period.

While the Committee placed greater weight on the Company’s performance over the long term, as discussed above, the Committee did consider the Company’s total return over shorter-term time horizons. The Committee reviewed the Company’s total return as described below and again determined that the Company’s performance was excellent.

•	Over the three year period (2006-2008), the Company had the third highest total return of its peers and outperformed the average total return for the group by 10.0%.

•	For 2008, the Company had the third highest total return of its peers and outperformed the average total return for the group by 8.0%.

As was the case with the base salary peer group comparisons, the Company’s performance compared to its peers was one of several factors considered by the Compensation Committee in determining the 2008 base salary compensation of the Company’s Named Executive Officers. The Compensation Committee did not, however, seek to match base salary of the Named Executive Officers to a percentile that corresponded to the above performance percentages.

With respect to the Named Executive Officer’s expertise and experience within the industry, the Committee considers involvement in industry or trade groups such as NAREIT, as well as awards or other recognition by industry or trade groups or other industry participants.

Mid-year Compensation Adjustments Related to Succession Plan. In connection with the Company’s succession plan and following its interim compensation review, each described above, the Compensation Committee adjusted the annual base salaries of our Named Executive Officers. As noted above, a key compensation philosophy of the Company is executive officer retention which can be effected through consistently competitive base salaries for our Named Executive Officers. In making mid-year base salary adjustments, the Compensation Committee noted the historical success of the Company’s executive management team, which has been together since the Company’s formation, the desire to have a successful transition of the Chief Executive Officer position in 2010, the compensation paid by the Company’s competitors for individuals in similar professional positions as Messrs. Bortz and Barnello and those possessing the skill sets and experience of both Messrs. Bortz and Barnello and the Committee’s strong desire to maintain the continuity of the executive management team. Effective July 1, 2008, the Board of Trustees approved an increase to each of the annual base salaries of Messrs. Bortz and Barnello from $533,000 and $392,000, respectively, to $600,000 and $500,000, respectively. Mr. Weger’s base salary was not changed and continued at the previously set amount of $392,000.

The 2008 annual base salaries for the Named Executive Officers are provided in the Summary Compensation Table below. The annual base salaries shown for Messrs. Bortz and Barnello reflect the mid-year annual base salary adjustment made by the Board of Trustees in connection with the Company’s succession plan. The annual base salaries of each of Messrs. Bortz, Barnello and Weger, as of July 1, 2008, represented a 17.6%, 33.3% and 4.5%, respectively, increase over each Named Executive Officer’s 2007 annual base salary. Prior to our mid-year compensation adjustments related to our succession plan, the annual base salaries for each Named Executive officer had increased by only 4.5%.

Annual Cash Incentive Bonus

The annual cash incentive bonus program is intended to compensate the Company’s Named Executive Officers for achieving our annual financial goals at both the corporate and hotel asset levels, as well as implementing long-term plans and strategies. The annual cash incentive bonus program is based on performance and responsibility level rather than on the basis of seniority, tenure or other entitlement. This performance-based program encourages our officers to continually improve their capabilities to deliver short- and long-term business results. The Committee set the Named Executive Officer target annual cash incentive bonuses so that they are competitive with bonuses paid to executive officers in similar positions and with similar responsibilities at companies in the Company’s previously-described peer groups. The annual cash incentive bonus for a fiscal year is typically paid in March of the fiscal year following such fiscal year, when audited financial statements for such fiscal year become available for both the Company and other publicly-traded lodging REITs. For example, the Company expects to pay the Named Executive Officers their 2008 cash incentive bonus in March 2009.

The Committee emphasizes the importance of incentive cash compensation (the annual cash incentive bonus program) as a component of total compensation for the Named Executive Officers. This component of the Company’s compensation program is an investment in high quality, successful employees who can improve the operational performance of the existing portfolio and generate new business opportunities and investments that create value for shareholders.

The annual cash incentive bonus is the product of the Named Executive Officer’s annual target bonus (which is a percentage of his annual base salary) and a formula number. Depending on the achievement of the predetermined targets, the actual annual cash incentive bonus may be less than or greater than (subject to a cap) the target bonus. Based in part on the Towers Perrin study conducted in 2006, and recognizing the need to remain competitive, the Compensation Committee set the maximum annual cash incentive bonus at 200% of target levels for 2008, which was unchanged from 2007. As described below, the formula number consists of three components. At the Board’s discretion, it may allocate greater weight to any of the three components than the proportions stated below, and it may pay bonuses exceeding 200% of the target bonus. However, as a result of the Company’s dividend reduction effective in 2008, the Named Executive Officers were not eligible to earn in excess of the target annual cash incentive bonus amounts for 2008.

The target bonus for Mr. Bortz for 2008 is $533,000 (88% of annual base salary following the mid-year adjustment in connection with our succession plan). The target bonus for Mr. Weger is $294,000 (approximately 75% of annual base salary). Mr. Barnello’s target bonus was adjusted mid-year in connection with our succession plan and interim compensation review. His target bonus was increased from 75% of his initial 2008 annual base salary of $392,000 to 100% of his adjusted annual base salary of $500,000. Therefore, after prorating the target bonus amounts for the periods in which each was in effect, Mr. Barnello’s target bonus for 2008 is $397,000 (which is 50% of Mr. Barnello’s initial 2008 target bonus of $294,000, or $147,000, plus 50% of the $500,000 target bonus applicable July 1 and after, or $250,000).

The annual cash incentive bonus formula number consists of the following three components: (i) 25% of each target annual cash incentive bonus is based on management’s achievement of the MBOs, as determined in the discretion of the Compensation Committee; (ii) 50% of each target annual cash incentive bonus is based on the Company’s Comparable FFO per share performance relative to a budget scale approved annually by the Board of Trustees; and (iii) 25% of each target annual cash incentive bonus is based upon the Company’s Comparable FFO per share growth relative to the Comparable FFO per share growth of a pre-selected peer group consisting of the six publicly-traded hotel REITs listed below:

•	Ashford Hospitality Trust, Inc.

•	DiamondRock Hospitality Company

•	FelCor Lodging Trust Incorporated

•	Strategic Hotels & Resorts, Inc.

•	Sunstone Hotel Investors, Inc.

•	Host Hotels & Resorts, Inc.

The basis of the comparison is the percentage increase in comparable funds from operations per share (“Comparable FFO”), calculated based on each company’s published 2007 and 2008 funds from operations per share, after adjustment for any expenses related to terminating leases and impairment charges. The Compensation Committee in its discretion may further adjust Comparable FFO or the Company’s Comparable FFO for one-time expenses incurred by companies in the peer group or the Company.

As discussed above, the annual cash incentive bonus for each Named Executive Officer is the product of the Named Executive Officer’s annual target bonus (which is a percentage of his base salary) and a formula number. On March 5, 2009, Messrs. Bortz, Barnello and Weger were awarded annual cash incentive bonuses of $469,040, $349,360 and $258,720, respectively. Based on the achievement of the predetermined formula components described immediately above, the annual cash incentive bonus for 2008 was 88% of the target bonus for each of the Named Executive Officers. With respect to the specific formula components for 2008, the Named Executive Officers achieved: (i) the MBOs determined by the Compensation Committee (25% of the target bonus); (ii) the Comparable FFO goal outlined by the Committee (25% of the target bonus) and (iii) a majority of the Company’s Comparable FFO per share performance goal relative to a budget scale approved by the Board of Trustees (38% of the target bonus). Taken together, the sum of these components equals 88%. At the Committee’s discretion, Mr. Bortz’s annual cash bonus was adjusted from $469,040 to $498,520 consistent with his mid-year salary increase.

Long-Term Equity Incentive Awards

Overview. The 1998 Share Option and Incentive Plan allows for long-term incentives to Named Executive Officers and key employees of, and consultants and other service providers to, the Company, its subsidiaries and advisors through grants of option rights, appreciation rights and restricted share awards. Since becoming self advised in 2001, the Company has never granted awards under the incentive plan to consultants and other service providers. Awards granted to Named Executive Officers and other employees under the incentive plan are designed to provide those grantees with an incentive to promote the long-term success of the Company in line with the shareholders’ interests. The awards align the Named Executive Officers’ interest with the interests of shareholders by providing the Named Executive Officers with an ownership interest in the Company and a stake in the Company’s success. The 1998 Share Option and Incentive Plan is administered by the Compensation Committee, which has the discretion to determine those individuals or entities to whom awards will be granted, the number of shares subject to such rights and awards and other terms and conditions of the option rights, appreciation rights and restricted share awards. Each such award may have a vesting period that is tied to each Named Executive Officer’s or employee’s continued service to the Company or a specifically identified set of performance measures.

Long-term equity incentive awards for the Named Executive Officers with respect to a fiscal year are typically issued near the beginning of such fiscal year or toward the end of the fiscal year before such fiscal year. For example, in December 2007, the Company issued long-term equity incentive awards to the Named Executive Officers with respect to fiscal year 2008. However, because the Company’s 1998 Share Option and Incentive Plan expired before the fourth quarter of 2008, no awards were made in December 2008 to the Named Executive Officers with respect to fiscal year 2009. In addition, the Compensation Committee was not able to make its customary annual grants to other employees for the next fiscal year. Without shareholder approval of the 2009 Equity Incentive Plan, compensation to the Company’s employees (including the executive officers) and trustees would be solely in cash. Paying compensation completely in cash would significantly reduce the alignment of management’s interests with those of the Company’s shareholders, which is primarily achieved through the issuance of long-term equity incentive awards only available through a current equity incentive plan. Moreover, compensating our employees and trustees only in cash would reduce the Company’s available cash at a time when the Company is aggressively conserving cash during a weakening economy and tightened credit market climate. Finally, without the 2009 Equity Incentive Plan and the incentive awards it makes possible, the Company will have a more difficult time retaining its key personnel and hiring the best available people.

December 2007 Awards. The Compensation Committee made long-term equity incentive awards to the Named Executive Officers in December 2007. The December 2007 awards were intended as compensation for fiscal year 2008 and consisted of (i) immediate awards of restricted shares subject to time-based vesting only and (ii) agreements to award restricted shares where the award amount is not determined until the end of a three-year measuring period. The Committee refers to the group of awards described in (ii) as performance-based restricted share awards. In the case of the performance-based restricted share awards, once the award is determined and made at the end of the three-year measuring period, two-thirds of the awarded shares remain subject to time-based forfeiture provisions.

The December 2007 long-term equity incentive awards described in subsection (i) of the paragraph immediately above included one tranche of time-based restricted shares for each of the Named Executive Officers. Mr. Bortz received 16,686 shares, and Messrs. Barnello and Weger each received 12,009 shares.

The Compensation Committee also approved the performance-based restricted share awards for the Named Executive Officers as an additional long-term incentive designed to further align the Named Executive Officers’ interests with that of the shareholders. Pursuant to the December 2007 performance-based restricted share awards, the Named Executive Officers are eligible to receive the following target amounts of shares: Mr. Bortz – 18,580 shares; Mr. Barnello – 13,398 shares and Mr. Weger – 13,398 shares. The actual number of shares received by the Named Executive Officers will depend on the Company’s performance over the three-year measuring period. Based on the performance criteria described below, the Named Executive Officers may actually receive as few as zero shares or as many as twice the target number of shares. The details of the awards are as follows:

•

The actual amount of the award will be determined on January 1, 2011 and will depend on the “total return” (as defined below) of the Company’s Common Shares over a three-year period beginning with the closing price of the Company’s Common Shares on December 31, 2007, and ending with the closing price of the Company’s Common Shares on December 31, 2010.

•

40% of the award will be based on the Company’s total return compared to the total return of all companies in the NAREIT Equity Index. As of December 31, 2008, the NAREIT Equity Index included 98 companies. See “Table 1” below for a tabular presentation of how the Company’s total return relates to the earning of this first portion of the performance-based restricted share awards.

•

Another 40% of the award will be based on the Company’s total return compared to the total return of the six publicly-traded lodging REITs previously listed under “—Annual Cash Incentive Bonus” and that are included in the NAREIT Equity Index. Also see “Table 1” below for a tabular presentation of how the Company’s total return relates to the earning of this second portion of the performance-based restricted share awards.

•

The final 20% of the award will be based on the amount of the Company’s total return compared to a Board-established total return goal. See “Table 2” below for a tabular presentation of how the Company’s total return relates to the earning of this third portion of the performance-based restricted share awards.

•	“Total return” is as calculated by the NAREIT Equity Index and is the increase in the market price of a company’s common shares plus dividends declared thereon and assuming such dividends are reinvested into such company’s common shares. The Board of Trustees elected to use this third-party rate of return calculation because it is a performance measurement frequently used in the REIT industry and provides a means of objectively comparing the Company’s performance to other REITs and to particular REITs in the index that are the most appropriate benchmarks for the Company. In the event that the NAREIT Equity Index is discontinued or materially modified, the Board of Trustees, in its discretion, may revise the award terms.

•

After the actual amount of the award is determined (or earned) on January 1, 2011, the earned shares will be issued and outstanding but a portion will be subject to further vesting. One-third of the earned amount will vest immediately on January 1, 2011, and the remaining two-thirds will vest in equal amounts on January 1, 2012 and January 1, 2013.

•

Dividends will be deemed to have accrued on all of the earned shares, including those shares subject to further vesting, from December 31, 2007, until the determination date, January 1, 2011. Such accrued dividends will be paid to the awardee on or about January 1, 2011. Thereafter, the awardee is entitled to receive dividends as declared and paid on the earned shares and to vote the shares, including those shares subject to further vesting.

The first table below provides additional detail on the performance thresholds for the first two of the three performance criteria and the corresponding percentage earned for such criteria. The second table below provides additional detail on the performance thresholds for the third of the three performance criteria and the corresponding percentage earned for such criterion. For example, the Company’s total return compared to the NAREIT Equity Index and compared to its peers must be at least equal to the 40th percentile for the Named Executive Officers to earn any of their target shares in the first two performance categories. In addition, the Committee established a threshold total return over a three-year period of 22.5%, which is based on a 7% compounded annual total return, for the Named Executive Officers to earn any of their target shares in the third performance category.

Actual performance will be calculated to an exact percent (rounded to the nearest 1/100th), so the payment for each criterion is on a continuum between the threshold amount and target amount or between the target amount and maximum amount, as applicable.

Table 1: Total Return vs. NAREIT Equity Index Companies and Total Return vs. Peer Group

Percentile of Performance
		Threshold	Target	Maximum
	Less than 40th percentile	40th percentile	60th percentile	Greater Than or Equal to 80th percentile
NAREIT Index	0% earned	50% earned	100% earned	200% earned

Peer Group	0% earned	50% earned	100% earned	200% earned

Table 2: Total Return vs. Committee-Established Goals

Total Three-Year Return Performance
		Threshold	Target	Maximum
	Less Than 22.5%	22.5%(1)	29.5%(2)	Greater Than or Equal to 36.8%(3)
Company total return	0% earned	50% earned	100% earned	200% earned

(1)	Based on a 7% compounded annual total return.
(2)	Based on a 9% compounded annual total return.
(3)	Based on an 11% compounded annual total return.

The Committee elected to include a provision in the performance-based restricted share award agreement that accelerated the measuring period in the event of a change in control of the Company. As a condition to the acceleration of the earning period, each Named Executive Officer agreed to a 12-month limited non-compete with the Company that restricts the Named Executive Officer from participating in any business operation primarily engaged in owning (as compared to, for example, franchising or managing) luxury or upscale hotels in urban, resort or convention markets in the United States. In the event that a Named Executive Officer breaches the limited non-competition provisions, the Named Executive Officer must pay to the Company an amount equal to the market value of that portion of the performance-based restricted share award that received accelerated earning as a result of the change in control. The 12-month period commences at the time of the change in control, and market value is the market value at the time of the change in control.

The compensation tables below under “Executive Officer Compensation Tables” do not reflect the December 2007 awards because, despite being intended as part of fiscal year 2008 compensation, the awards were made in 2007.

Mid-Year Awards Related to Succession Plan. In connection with the Company’s succession plan and following its interim compensation review, each described above, the Compensation Committee made additional equity awards to our Named Executive Officers effective July 1, 2008. At the time of the awards and consistent with one of our key compensation philosophies, the Board of Trustees determined that additional equity awards were important to maintaining the continuity of the Company’s successful management team. The Board and the Compensation Committee also viewed these additional equity incentive awards as necessary to allow for a successful transition of the Chief Executive Officer duties. Each award is discussed in detail below. With respect to Mr. Bortz, his awards will continue to vest or earn after his retirement from the Chief Executive Officer position on July 1, 2010, so long as Mr. Bortz serves as trustee and Chairman of the Board of Trustees, has an employment relationship with the Company or has a contributing relationship with the Company approved by the Board of Trustees through the applicable vesting or award determination date. The awards were one-time grants made in light of special circumstances and were not considered by the Compensation Committee or the Board of Trustees to be part of the Named Executive Officer’s total compensation for 2008.

July 2008 Award Overview

Name	Number of Time- Based Restricted Shares	Number of Performance-Based Restricted Shares	Total Number of Shares Awarded
Jon E. Bortz	75,000	25,000	100,000
Michael D. Barnello	175,000	125,000	300,000
Hans S. Weger	87,500	62,500	150,000

The equity awards granted to the Named Executive Officers were each made pursuant to an award agreement substantially in the forms of the award agreements used for the time-based and performance-based restricted shares awarded to the Named Executive Officers in December 2007. As noted below, the vesting schedules and three-year measuring periods with respect to the performance awards were adjusted for these awards as compared to the December 2007 awards.

Vesting Schedule of July 2008 Time-Based Restricted Share Awards

The vesting schedule of the time-based restricted share awards was designed to allow larger tranches of the shares (as compared to the December 2007 awards) to vest at intervals that encourage a long-term service commitment to the Company by the Named Executive Officer. As such, these awards do not vest over three years, as has been the recent trend for these types of awards. In particular, the vesting schedule coincides with Mr. Barnello’s succession of Mr. Bortz as Chief Executive Officer on July 1, 2010 and each Named Executive Officer’s continued service to the Company.

	Vesting Dates
Name	June 30, 2011	June 30, 2014	June 30, 2017
Jon E. Bortz	75,000	—	—
Michael D. Barnello	75,000	50,000	50,000
Hans S. Weger	37,500	25,000	25,000

Three-Year Measuring Periods for July 2008 Performance-Based Restricted Share Awards

The three-year measuring period for the July 2008 performance-based restricted share awards was also designed (as compared to the December 2007 awards) to encourage a long-term service commitment to the Company by each Named Executive Officer. The three-year measuring period begins with the closing price of the Company’s Common Shares on June 30 of the respective year noted in the table below. As with the modified vesting schedules of the time-based restricted share awards, the performance-based restricted share measuring periods coincide with Mr. Barnello’s succession of Mr. Bortz as Chief Executive Officer on July 1, 2010 and each Named Executive Officer’s continued service to the Company. In addition, unlike the December 2007 awards, once an award amount is determined and shares are awarded in accordance with the agreement and the equity incentive plan, such shares will not be subject to any additional time-based vesting. Similar to the December 2007 awards, the actual number of shares awarded pursuant to the performance award agreement could be 0% of the target amount or up to 200% of the target amount.

			Three-Year Measuring Period
Name	Target Share Number	Award Determination Date	Beginning	End
Jon E. Bortz	25,000	July 1, 2011	June 30, 2008	June 30, 2011

Michael D. Barnello	25,000	July 1, 2011	June 30, 2008	June, 30 2011
	50,000	July 1, 2014	June 30, 2011	June 30, 2014
	50,000	July 1, 2017	June 30, 2014	June 30, 2017

Hans S. Weger	12,500	July 1, 2011	June 30, 2008	June 30, 2011
	25,000	July 1, 2014	June 30, 2011	June 30, 2014
	25,000	July 1, 2017	June 30, 2014	June 30, 2017

While Mr. Barnello serves as President and Chief Operating Officer, his annual target amount of long-term equity incentive compensation has been increased to $1,000,000 (as determined in the discretion of the Compensation Committee), of which the Compensation Committee expects 50% to be in the form of grants of restricted shares subject to time-based vesting and 50% to be in the form of agreements to award restricted shares where the award amount is not determined immediately but dependent on performance over a period of time.

Share Options. The Company has not granted any share option awards to any of the Named Executive Officers since 2001 or any of the trustees since 2002. All share options previously issued have vested. All vested share options have been exercised except for 40,000 share options held by Mr. Bortz, 12,000 share options held by Mr. Hartley-Leonard and 10,000 share options held by Mr. Scott.

Other Benefits

In addition, consistent with the philosophy of the Compensation Committee to establish individual- and Company-based performance measures, the Committee will continue to maintain competitive benefits and perquisites for Named Executive Officers; however, the Committee does not view benefits and perquisites for officers as a key component of the Company’s compensation program and their total value remains a small percentage of each Named Executive Officer’s base salary. The Compensation Committee may revise, amend or add to the Named Executive Officer’s benefits and perquisites if it deems it advisable.

Other Factors Considered by the Compensation Committee

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit on the amount of compensation that may be deducted annually by the Company on its tax return with respect to each of its Named Executive Officers. In general, compensation paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company’s shareholders is not subject to this limit. The Company’s 1998 Share Option and Incentive Plan is qualified so that performance-based restricted share awards granted to the Named Executive Officers under the plan are not subject to the compensation deduction limitations described above. In addition, performance-based restricted share awards expected to be granted under the proposed 2009 Equity Incentive Plan, if approved by the Company’s shareholders, will also be exempt from the compensation deduction limitations. Time-based awards are subject to the compensation deduction limitations. Although the Compensation Committee generally seeks to preserve the federal income tax deductibility of compensation paid, to maintain flexibility in compensating the Named Executive Officers in a manner designed to promote our corporate goals, including retaining and providing incentives for the Named Executive Officers, the Compensation Committee has not adopted a policy that all compensation must be deductible. In 2008, the Company paid compensation to each Named Executive Officer that would be subject to the limitations set forth in Section 162(m).

Payments Upon Termination of a Named Executive Officer and Vesting of Equity Awards Upon a Change in Control of the Company

The Company previously entered into an agreement with each of its Named Executive Officers to provide benefits to each in the event his employment is terminated in certain circumstances. The Compensation Committee reviews the terms of the three severance agreements annually. Because each Named Executive Officer’s severance payment is derived from his annual base salary and other annual incentive compensation, the effect on severance payments is one of the factors considered by the Compensation Committee when annually reviewing the Named Executive Officer’s total compensation and severance agreement terms.

The agreement with each Named Executive Officer provides that the Named Executive Officer upon 15 days prior written notice to the Company, may terminate his employment for “good reason.” In addition, each agreement provides that upon the termination of such Named Executive Officer either by the Company without “cause” or by the Named Executive Officer for “good reason” within one year of a change in control of the Company, the Named Executive Officer will be entitled to the severance payments and benefits detailed under “Executive Officer Compensation Tables—Severance Agreements.” As noted at the beginning of this CD&A, one of the Company’s executive compensation philosophies is the retention of key executive officers. The Compensation Committee believes that the terms of the severance agreements described above, including the events triggering severance payments, are competitive with the Company’s peer group and promote stability among its Named Executive Officers which is important to the Company’s overall performance.

In addition, the Committee considers the effect of accelerated vesting of certain equity awards upon a termination of a Named Executive Officer or a change in control of the Company. The Committee reviewed the terms of the restricted share award agreements, including the immediate vesting of time-based restricted shares upon a change in control of the Company or upon a Named Executive Officer’s termination without cause. The Compensation Committee also reviewed the vesting terms of the performance-based restricted share award agreements. The Compensation Committee believes that the terms of the restricted share award agreements are competitive with the Company’s peer group and promote stability among its Named Executive Officers which is important to the Company’s overall performance. For more information on the vesting terms of the Named Executive Officer’s restricted shares, see “Severance Agreements, Equity Award Vesting and Other Termination Policies—Vesting of Long-Term Equity Incentive Awards.”

Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters

Our Compensation Committee has established the share ownership guidelines described in the table below. The Compensation Committee believes that requiring the Named Executive Officers to maintain a meaningful ownership interest in the Company relative to their annual base salaries may encourage the Named Executive Officers to act in a manner that creates value for the Company’s shareholders.

Position	Multiple
Chief Executive Officer	5x Base Salary

Chief Operating Officer	3x Base Salary

Chief Financial Officer	3x Base Salary

Restricted shares that remain subject to time vesting issued pursuant to the 1998 Share Option and Incentive Plan count toward the suggested share ownership guidelines as does the unrealized value of in-the-money share options. Unrealized value is measured as the difference between aggregate exercise price and aggregate market value of underlying shares. Performance-based restricted share awards that have not been earned will not count toward the recommended levels. Once a Named Executive Officer meets the share ownership guidelines, periodic market declines in the value of our Common Shares will not adversely affect any previous determination by the Board of Trustees that the share ownership guidelines had been met by the Named Executive Officer. All Named Executive Officers met the share ownership guidelines as of February 10, 2009.

2009 Named Executive Officer Compensation

The Board of Trustees has closely monitored the challenges facing the nation’s financial markets and the economy as a whole. The Board of Trustees is also aware that the economic downturn may continue throughout 2009. In light of general economic conditions, the specific challenges facing the lodging industry and based upon the recommendation of management, the Compensation Committee has decided to freeze salary and target annual cash incentive bonuses for the Named Executive Officers for 2009, except Mr. Bortz’s target annual cash incentive bonus was set at 100% of his base salary consistent with the Company’s historical practice with respect to Chief Executive Officer target bonus compensation. As a result of the Company’s dividend reduction effective in 2009, the Named Executive Officers will not be eligible to earn in excess of the target annual cash incentive bonus amounts in 2009. In its discretion, the Compensation Committee may make additional adjustments to the Named Executive Officer’s compensation as economic or other conditions warrant.

EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission. The amounts shown represent the compensation paid to our Named Executive Officers for the year shown as consideration for services rendered to us.

With respect to long-term equity incentive awards, the dollar amounts indicated in the table are the compensation expense incurred in the respective fiscal year related to such long-term equity incentive awards, as calculated pursuant to FAS 123R. For example, the amounts shown in the “Share Awards” column indicate the fiscal year 2008 amortization, in accordance with the applicable accounting literature, of all outstanding awards. Such amortization includes amortization of awards made in earlier years and amortization of awards made in 2008. The full grant date fair values of the long-term equity incentive awards made in 2008 are indicated in the last column of the “Grants of Plan-Based Awards” table below.

Name and Principal Position	Year	Salary		Bonus(1)	Share Awards(2)	Non-Equity Incentive Plan Compensation(1)	All Other Compensation(2)		Total

Jon E. Bortz Chairman of the Board and Chief Executive Officer	2008 2007 2006	$566,500 510,000 475,000	(3)	$29,480 — 47,500	$1,538,685 1,083,222 516,377	$469,040 459,000 712,500	$574,833 307,896 110,636	(5) (6) (7)	$3,178,538 2,360,118 1,862,013

Michael D. Barnello President and Chief Operating Officer	2008 2007 2006	446,000 375,000 350,000	(4)	— — 25,000	1,242,817 686,047 369,268	349,360 253,125 375,000	561,168 228,942 95,443	(8) (9) (10)	2,599,345 1,543,114 1,214,711

Hans S. Weger Chief Financial Officer, Executive Vice President, Treasurer and Secretary	2008 2007 2006	392,000 375,000 350,000		— — 25,000	876,212 660,761 352,616	258,720 253,125 375,000	414,749 213,519 77,737	(11) (12) (13)	1,941,681 1,502,405 1,180,353

(1)

The combined amount to be shown in each of the Bonus and Non-Equity Incentive Plan Compensation columns equals the amount of the annual cash incentive bonus for each Named Executive Officer. The amount shown in the Bonus column is the discretionary amount of the annual cash incentive bonus awarded to a Named Executive Officer in excess of the formula-based amount of the annual cash incentive bonus.

(2)

For more information regarding the Company’s assumptions made in the valuation of time-based restricted shares and performance-based restricted shares, see note 10 to the financial statements included in the Company’s Form 10-K for the period ended December 31, 2008.

(3)

As part of the Company’s succession plan, the Board of Trustees increased Mr. Bortz’s annual base salary from $533,000 to $600,000 as of July 1, 2008. The amount shown reflects the sum of his salary from January 1, 2008 through June 30, 2008 plus his salary from July 1, 2008 through December 31, 2008.

(4)

As part of the Company’s succession plan, the Board of Trustees increased Mr. Barnello’s annual base salary from $392,000 to $500,000 as of July 1, 2008. The amount shown reflects the sum of his salary from January 1, 2008 through June 30, 2008 plus his salary from July 1, 2008 through December 31, 2008.

(5)

All Other compensation consists of (i) $126,894, $125,240 and $113,358 in amortization costs, pursuant to FAS 123R, related to performance-based restricted shares granted on December 20, 2006, December 17, 2007 and June 25, 2008, respectively, (ii) Company-paid life insurance premiums, (iii) Company-paid long-term disability insurance premiums, (iv) employer matching contributions to the Company’s 401(k), (v) employer matching charitable contributions and (vi) $186,155 in dividends earned on unvested restricted shares.

(6)

All Other compensation consists of (i) $126,894 and $5,147 in amortization costs, pursuant to FAS 123R, related to performance-based restricted shares granted on December 20, 2006 and December 17, 2007, respectively, (ii) Company-paid life insurance premiums, (iii) Company-paid long-term disability insurance premiums, (iv) employer matching contributions to the Company’s 401(k), (v) employer matching charitable contributions and (vi) $153,894 in dividends earned on unvested restricted shares.

(7)

All Other compensation consists of (i) $4,230 in amortization costs, pursuant to FAS 123R, related to performance-based restricted shares granted on December 20, 2006, (ii) Company-paid life insurance premiums, (iii) Company-paid long-term disability insurance premiums, (iv) employer matching contributions to the Company’s 401(k) and (v) $88,820 in dividends earned on unvested restricted shares.

(8)

All Other compensation consists of (i) $91,503, $90,310 and $113,358 in amortization costs, pursuant to FAS 123R, related to performance-based restricted shares granted on December 20, 2006, December 17, 2007 and May 31, 2008, respectively, (ii) Company-paid life insurance premiums, (iii) Company-paid long-term disability insurance premiums, (iv) employer matching contributions to the Company’s 401(k), (v) employer matching charitable contributions, (vi) $230,843 in dividends earned on unvested restricted shares and (vii) fees related to membership in the Young Presidents’ Organization.

(9)

All Other compensation consists of (i) $91,503 and $3,711 in amortization costs, pursuant to FAS 123R, related to performance-based restricted shares granted on December 20, 2006 and December 17, 2007, respectively, (ii) Company-paid life insurance premiums, (iii) Company-paid long-term disability insurance premiums, (iv) employer matching contributions to the Company’s 401(k), (v) employer matching charitable contributions, (vi) $99,238 in dividends earned on unvested restricted shares and (vii) fees related to membership in the Young Presidents’ Organization.

(10)

All Other compensation consists of (i) $3,050 in amortization costs, pursuant to FAS 123R, related to performance-based restricted shares granted on December 20, 2006, (ii) Company-paid life insurance premiums, (iii) Company-paid long-term disability insurance premiums, (iv) employer matching contributions to the Company’s 401(k), (v) $65,490 in dividends earned on unvested restricted shares and (vi) fees related to membership in the Young Presidents’ Organization.

(11)

All Other compensation consists of (i) $91,503, $90,310 and $56,679 in amortization costs, pursuant to FAS 123R, related to performance-based restricted shares granted on December 20, 2006, December 17, 2007 and June 25, 3008, respectively, (ii) Company-paid life insurance premiums, (iii) Company-paid long-term disability insurance premiums, (iv) employer matching contributions to the Company’s 401(k), (v) employer matching charitable contributions and (vi) $152,336 in dividends earned on unvested restricted shares.

(12)

All Other compensation consists of (i) $91,503 and $3,711 in amortization costs, pursuant to FAS 123R, related to performance-based restricted shares granted on December 20, 2006 and December 17, 2007, respectively, (ii) Company-paid life insurance premiums, (iii) Company-paid long-term disability insurance premiums, (iv) employer matching contributions to the Company’s 401(k), (v) employer matching charitable contributions and (vi) $94,584 in dividends earned on unvested restricted shares.

(13)

All Other compensation consists of (i) $3,050 in amortization costs, pursuant to FAS 123R, related to performance-based restricted shares granted on December 20, 2006, (ii) Company-paid life insurance premiums, (iii) Company-paid long-term disability insurance premiums, (iv) employer matching contributions to the Company’s 401(k) and (v) $61,166 in dividends earned on unvested restricted shares.

2008 Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based restricted share awards granted in 2008 to the Named Executive Officers. The dollar amounts indicated under the “Grant Date Fair Value” is the full fair value of each grant, in accordance with the applicable accounting literature, which, with respect to the value of performance-based restricted share awards, is greater than the amortization costs the Company recognized on its fiscal year 2008 financial statements with respect to such grant.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards (in number of shares)(4)			All Other Share Awards: Number of Shares	Grant Date Fair Value
Name	Date of Grant	Threshold	Target		Maximum	Threshold	Target	Maximum
Jon E. Bortz
Annual Cash
Incentive Bonus(2)	January 1, 2008	$0	$533,000	(3)	$1,066,000	—	—	—	—	—
Time-Based(6)	June 25, 2008	—	—		—	—	—	—	75,000	$1,962,000
Performance-Based	June 25, 2008	—	—		—	12,500	25,000	50,000	—	680,150	(5)

Michael D. Barnello
Annual Cash
Incentive Bonus(3)	January 1, 2008	0	397,000		794,000	—	—	—	—	—
Time-Based(6)	May 31, 2008	—	—		—	—	—	—	175,000	5,743,500
Performance-Based	May 31, 2008	—	—		—	62,500	125,000	250,000	—	680,150	(5)

Hans S. Weger
Annual Cash
Incentive Bonus	January 1, 2008	0	294,000		588,000	—	—	—	—	—
Time-Based(6)	June 25, 2008	—	—		—	—	—	—	87,500	2,289,000
Performance-Based	June 25, 3008	—	—		—	31,125	62,500	125,000	—	340,075	(5)

(1)

As a result of the Company’s dividend reduction effective in 2008, the Named Executive Officers were not eligible to earn in excess of the target annual cash incentive bonus amounts for 2008. The Compensation Committee has discretion to pay an additional cash bonus to each Named Executive Officer in addition to the maximum amount of the non-equity incentive plan award. On March 5, 2009, the Compensation Committee approved annual cash incentive bonuses for Messrs. Bortz, Barnello and Weger of $498,520, $349,360 and $258,720, respectively.

(2)

Mr. Bortz’s target bonus of $533,000 represented 100% of his initial 2008 annual base salary. As part of our succession plan and interim compensation review, his annual base salary was increased to $600,000. However, his target bonus remained at $533,000, or 88% of his mid-year adjusted base salary.

(3)

Mr. Barnello’s target bonus was adjusted mid-year in connection with our succession plan and interim compensation review. His target bonus was increased from 75% of his initial 2008 annual base salary of $392,000 to 100% of his adjusted annual base salary of $500,000. Therefore, after prorating the target bonus amounts for the periods in which each was in effect, Mr. Barnello’s target bonus for 2008 is $397,000 (which is 50% of Mr. Barnello’s initial 2008 target bonus of $294,000, or $147,000, plus 50% of the $500,000 target bonus applicable July 1 and after, or $250,000).

(4)

The actual amount of the award will be determined on later date and will depend on the “total return” of the Company’s Common Shares over a three-year period. The applicable three-year measuring periods are shown in the table immediately below. For more information regarding the performance criteria for these awards, see “Executive Officer Compensation—Compensation Discussion and Analysis—Components and Criteria of Executive Compensation—Long-Term Equity Incentive Awards.”

Three-Year Measuring Period
Name	Target Share Number	Award Determination Date	Beginning	End
Jon E. Bortz	25,000	July 1, 2011	June 30, 2008	June 30, 2011

Michael D. Barnello	25,000 50,000 50,000	July 1, 2011 July 1, 2014 July 1, 2017	June 30, 2008 June 30, 2011 June 30, 2014	June, 30 2011 June 30, 2014 June 30, 2017

Hans S. Weger	12,500 25,000 25,000	July 1, 2011 July 1, 2014 July 1, 2017	June 30, 2008 June 30, 2011 June 30, 2014	June 30, 2011 June 30, 2014 June 30, 2017

(5)

With respect to performance-based restricted shares, fair value is determined at the beginning of the applicable three-year performance measuring period. In 2008, Messrs. Bortz, Barnello and Weger were awarded 25,000, 125,000 and 62,500 performance-based restricted shares, respectively. Of the shares awarded, 25,000 shares for each of Messrs. Bortz and Barnello, and 12,500 shares for Mr. Weger, were subject to a three-year measuring period that commenced in 2008 and the fair values of these shares are reflected in the table above. With respect to the remainder of Mr. Barnello’s and Mr. Weger’s performance-based restricted shares, fair values have not yet been determined because the three-year measuring periods for those shares will begin in 2011 and 2014, as applicable. The grant date fair values of those shares will be determined at that time.

(6)

The vesting periods for these share awards are shown in the table immediately below. For additional information, see “Executive Officer Compensation—Compensation Discussion and Analysis—Components and Criteria of Executive Compensation—Long-Term Equity Incentive Awards.”

	Vesting Dates
Name	June 30, 2011	June 30, 2014	June 30, 2017
Jon E. Bortz	75,000	—	—
Michael D. Barnello	75,000	50,000	50,000
Hans S. Weger	37,500	25,000	25,000

2008 Share Options and Share Vesting

The Company has not granted share option awards with respect to a fiscal year after 2001. Certain trustees received options in 2002 that related to fiscal year 2001. No other options were granted in 2002 or any subsequent year. The Named Executive Officers did not exercise any options during 2008. The following table sets forth information with respect to the vesting of restricted shares by the Named Executive Officers during 2008:

	Share Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Jon E. Bortz	33,867	$1,080,357

Michael D. Barnello	22,345	712,805

Hans S. Weger	21,369	681,671
(1) The shares vested on January 1, 2008 based on the Company’s Common Share closing price of $31.90 on December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End 2008

The following table sets forth information with respect to outstanding equity awards held by the Named Executive Officers as of December 31, 2008. The aggregate dollar values indicated in the table below for equity incentive plan awards are the market or payout values and not the FAS 123R values or the compensation expense recognized by the Company on its financial statements for fiscal year 2008 with respect to its long-term equity incentive plan awards. Such compensation expenses amounts, or the amortization pursuant to the applicable accounting literature, is provided in the “Summary Compensation Table” and the table under “2008 Grants of Plan-Based Awards” above.

	Option Awards				Share Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares That Have Not Vested(3)	Market Value of Shares That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares of Other Rights That Have Not Vested(2)
Jon E. Bortz	40,000	—	$8.55	11/1/2011	136,285	$1,505,949	28,237	$312,019

Michael D. Barnello	—	—	—	—	215,143	2,377,330	73,848	816,020

Hans S. Weger	—	—	—	—	126,235	1,394,897	42,598	470,708

(1)	Based on the Company’s Common Share closing price of $11.05 on December 31, 2008.
(2)	Based on the Company’s Common Share closing price of $11.05 on December 31, 2008 and assumes that the Named Executive Officers earn the threshold amounts of performance-based restricted share awards.
(3)

The following table summarizes the time-based restricted share awards for which a portion of the Common Shares remain unvested. The table also provides information about the applicable vesting periods.

		Number of Time-Based Restricted Shares Granted to Named Executive Officers
Grant Date	Closing Market Price	Jon E. Bortz	Michael D. Barnello	Hans S. Weger	Common Shares Vesting Periods
January 25, 2005	$30.55	16,367	13,093	11,457	Three equal periods beginning on January 1, 2007

January 27, 2006	$38.62	14,241	10,875	9,581	Three equal periods beginning on January 1, 2008

December 20, 2006	$45.60	32,895	16,447	16,447	Three equal periods beginning on January 1, 2008

		11,580	8,334	8,334	Three equal periods beginning on January 1, 2008

December 17, 2007	$33.07	16,686	12,009	12,009	Three equal periods beginning on January 1, 2009

May 31, 2008	$32.82	—	175,000	—	75,000 shares vest on June 30, 2011 50,000 shares vest on June 30, 2014 50,000 shares vest on June 30, 2017

June 25, 2008	$27.33	75,000	—	87,500	Mr. Bortz’s 75,000 shares vest on June 30, 2011. With respect to Mr. Weger’s shares, 37,500 vest on June 30, 2011 and 25,000 vest on each of June 30, 2014 and June 30, 2017.

(4)      The following table summarizes the performance-based restricted share awards (at threshold amounts) for which a portion of the Common Shares remain unearned and unvested. The table also provides information about the applicable vesting periods, assuming the performance-based restricted shares are earned at the conclusion of the applicable three-year measuring period.

		Number of Performance-Based Restricted Shares Granted to Named Executive Officers
Grant Date	Closing Market Price	Jon E. Bortz	Michael D. Barnello	Hans S. Weger	Vesting Periods
December 20, 2006	$45.60	6,447	4,649	4,649	Common Shares, if earned, vest in three equal installments beginning on January 1, 2010

December 17, 2007	$33.07	9,425	6,699	6,699	Common Shares, if earned, vest in three equal installments beginning on January 1, 2011

May 31, 2008	$32.82	—	62,500	—	12,500 shares immediately vest, if earned, on July 1, 2011 25,000 shares immediately vest, if earned, on July 1, 2014 25,000 shares immediately vest, if earned, on July 1, 2017

June 25, 2008	$27.33	12,500	—	31,250

Mr. Bortz’s shares immediately vest, if earned, on July 1, 2011

With respect to Mr. Weger’s shares, 6,250 immediately vest, if earned, on July 1, 2011 and 12,500 immediately

vest, if earned, on each of July 1, 2014 and July 1, 2017.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2008 relating to equity compensation plans of the Company pursuant to which grants of options, restricted shares, restricted share units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by security holders(2)	130,137	(3)	$11.03	(4)	—

Equity compensation plans not approved by security holders(5)	None		None		None

Total	130,137		$11.03		—

(1)

At December 31, 2008, the 1998 Share Option and Incentive Plan had expired leaving no common shares available for future grant. There were 494,730 common shares remaining in the 1998 Share Option and Incentive Plan at the time of its expiration.

(2)	The 1998 Share Option and Incentive Plan.
(3)	Includes 68,137 Deferred Shares and 62,000 share options.
(4)

The exercise price is the weighted-average exercise price of the outstanding options, warrants and rights described in the column to the left, excluding all Deferred Shares, which have no exercise price.

(5)

The 2009 Equity Incentive Plan has been approved by the Board of Trustees which has recommended that the Company’s shareholders approve the plan at the 2009 Annual Meeting. No awards have been made under the plan. For more information about the 2009 Equity Incentive Plan, see “Proposal 3: Approval of the 2009 Equity Incentive Plan.”

SEVERANCE AGREEMENTS, EQUITY AWARD VESTING AND OTHER TERMINATION POLICIES

Severance Agreements

The Company previously entered into an agreement with each of its Named Executive Officers to provide benefits to each in the event his employment is terminated in certain circumstances. The Compensation Committee reviews the terms of the three severance agreements annually. As described in more detail below, because each Named Executive Officer’s severance payment is derived from his annual base salary and other annual incentive compensation, the effect on severance payments is one of the factors considered by the Compensation Committee when annually reviewing the Named Executive Officer’s total compensation and severance agreement terms.

Severance Agreement of Mr. Bortz

Mr. Bortz’s amended and restated severance agreement became effective on January 1, 2009 for an initial term of three years; provided, however, that each term is automatically extended at the end of such term for a successive one-year term unless, not less than six months prior to the termination of the then existing term, the Board of Trustees provides notice to Mr. Bortz of its intent not to extend the term further. Mr. Bortz may terminate the agreement prior to the expiration of the term as described below.

Termination in Connection with a Change in Control

Upon 15 days prior written notice to the Company, Mr. Bortz may terminate his employment for “good reason.” The agreement provides that upon the termination of Mr. Bortz either by the Company without “cause” or by Mr. Bortz for “good reason” within one year of a change in control of the Company, Mr. Bortz will be entitled to the following severance payments and benefits:

•	annual base salary, annual cash incentive bonus and accrued vacation time earned but not paid to the date of termination;

•

a lump sum cash payment equal to the product of three times the sum of (x) Mr. Bortz’s then current annual base salary, plus (y) the average of the annual cash incentive bonuses paid to Mr. Bortz with respect to the three most recent fiscal years ending before the date of termination; and

•

such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “—Vesting of Long-Term Equity Incentive Awards”).

Termination without Cause

If Mr. Bortz is terminated without “cause” and not in connection with or within one year of a change in control of the Company, Mr. Bortz will be entitled to the following severance payments and benefits:

•	annual base salary, annual cash incentive bonus and accrued vacation time earned but not paid to the date of termination;

•

a lump sum cash payment equal to the sum of (x) Mr. Bortz’s then current annual base salary, plus (y) the average of the annual cash incentive bonuses paid to Mr. Bortz with respect to the three most recent fiscal years ending before the date of termination; and

•

such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “—Vesting of Long-Term Equity Incentive Awards”).

Termination without Good Reason

If Mr. Bortz voluntarily terminates his employment without “good reason,” Mr. Bortz will be entitled to the following severance payments and benefits:

•	annual base salary, annual cash incentive bonus and accrued vacation time earned but not paid to the date of termination; and

•

such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “—Vesting of Long-Term Equity Incentive Awards”).

Severance Agreements for Messrs. Barnello and Weger

The amended and restated severance agreements entered into by Messrs. Barnello and Weger also became effective on January 1, 2009, each for an initial term of three years; provided, however, that each agreement’s term is automatically extended at the end of such term for a successive one-year term unless, not less than six months prior to the termination of the then existing term, the Board of Trustees provides notice to Messrs. Barnello or Weger, respectively, of its intent not to extend the term further. Each of Messrs. Barnello and Weger may terminate the agreement prior to the expiration of the term as described below.

Termination in Connection with a Change in Control

Upon 15 days prior written notice to the Company, each of Messrs. Barnello and Weger may terminate his employment for “good reason.” Each of their agreements provides that upon the termination of such Named Executive Officer either by the Company without “cause” or by the Named Executive Officer for “good reason” within one year of a change in control of the Company, Messrs. Barnello or Weger, as applicable, will be entitled to the following severance payments and benefits:

•	annual base salary, annual cash incentive bonus and accrued vacation time earned but not paid to the date of termination;

•

a lump sum cash payment equal to the product of two times the sum of (x) such Named Executive Officer’s then current annual base salary, plus (y) the average of the annual cash incentive bonuses paid to such Named Executive Officer with respect to the three most recent fiscal years ending before the date of termination; and

•

such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “—Vesting of Long-Term Equity Incentive Awards”).

Termination without Cause

If either of Messrs. Barnello or Weger is terminated without “cause” and not in connection with or within one year of a change in control of the Company, such Named Executive Officer will be entitled to the following severance payments and benefits:

•	annual base salary, annual cash incentive bonus and accrued vacation time earned but not paid to the date of termination;

•

a lump sum cash payment equal to the sum of (x) such Named Executive Officer’s then current annual base salary, plus (y) one half of the average of the annual cash incentive bonuses paid to such Named Executive Officer with respect to the three most recent fiscal years ending before the date of termination; and

•

such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “—Vesting of Long-Term Equity Incentive Awards”).

Termination without Good Reason

If either of Messrs. Barnello or Weger voluntarily terminates his employment without “good reason,” such Named Executive Officer will be entitled to the following severance payments and benefits:

•	his annual base salary, annual cash incentive bonus and accrued vacation time earned but not paid to the date of termination; and

•

such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “—Vesting of Long-Term Equity Incentive Awards”).

Effects of Succession Plan

In connection with the Company’s succession plan and following its interim compensation review, the Compensation Committee agreed to adjust the following terms of the severance agreement with Mr. Barnello at the time of his appointment as Chief Executive Officer on July 1, 2010:

•

the severance multiplier applicable to a termination of Mr. Barnello by the Company without “cause” or by Mr. Barnello for “good reason” within one year of a change in control of the Company will be increased from 2.0 to 3.0; and

•

the severance multiplier with respect to his average bonus payable as part of a lump sum upon a termination of Mr. Barnello without “cause” and not in connection with or within one year of a change in control of the Company will be increased from one-half to one.

As discussed above, the Compensation Committee views severance payments as an element of overall compensation used to promote retention of our Named Executive Officers which is especially important during any period of executive officer transition.

Other Key Severance Agreement Terms

As a condition of any severance payment and related benefits described above, each of Messrs. Bortz, Barnello and Weger has agreed to a general release of any and all claims relating to the Named Executive Officer’s employment. In addition, each has agreed, for a one-year period, not to solicit, hire or recruit employees or trustees of the Company either directly or indirectly for his own account or for another party.

Under the terms of each of their severance agreements, Messrs. Bortz, Barnello and Weger are entitled to a tax gross-up payment under certain conditions in the event that their employment is terminated in connection with a change in control.

Below are a list of terms and their meanings as defined in each Named Executive Officer’s severance agreement:

•	“Cause” shall mean that the Board concludes, in good faith and after reasonable investigation, that:

•	the Named Executive Officer is accused of engaging in conduct which is a felony under the laws of the United States or any state or political subdivision thereof;

•

the Named Executive Officer Executive engaged in conduct relating to the Company constituting material breach of fiduciary duty, willful misconduct (including acts of employment discrimination or sexual harassment) or fraud;

•	the Named Executive Officer breached the non-solicitation covenant contained in his severance agreement in any material respect; or

•

the Named Executive Officer materially failed to follow a proper directive of the Board (or, with respect to Messrs. Barnello and Weger, the Chief Executive Officer) of the Company within the scope of the Named Executive Officer’s duties (which shall be capable of being performed by the Named Executive Officer with reasonable effort) after written notice from the Board (or, with respect to Messrs. Barnello and Weger, the Chief Executive Officer) specifying the performance required and the Named Executive Officer’s failure to perform within 30 days after such notice. No act, or failure to act, on the Named Executive Officer’s part shall be deemed “willful” unless done, or omitted to be done, by the Named Executive Officer not in good faith or if the result thereof would be unethical or illegal.

•	“Change in Control” shall mean a change in control of the Company which will be deemed to have occurred after the date hereof if:

•

any “person” as such term is used in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified and used in Sections 13(d) and 14(d) thereof except that such term shall not include (A) the Company or any of its subsidiaries, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s Common Shares, or (E) any person or group as used in Rule 13d-1(b) under the Exchange Act, is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power or Common Shares of the Company;

•

during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new trustee (other than (A) a trustee designated by a person who has entered into an agreement with the Company to effect a transaction described in these bullets or (B) a trustee whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of trustees of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the trustees then still in office who either were trustees at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

•

there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 50% of the combined voting power and Common Shares of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

•

the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power and Common Shares of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Common Shares of the Company immediately prior to such sale.

•	“Good Reason” shall mean the occurrence, without the Named Executive Officer’s prior written consent, of any of the following in connection with or within one year after a Change in Control:

•	any reduction of the Named Executive Officer’s base salary or target bonus percentage or any material reduction in any benefits;

•

any material adverse change in the Named Executive Officer’s duties or responsibilities, including assignment of duties inconsistent with the position held prior to a Change of Control, significant adverse alteration in the nature or status of responsibilities or the conditions of employment prior to a Change of Control or any material diminution in position, authority, title, duties or responsibilities;

•	any material adverse change in the Named Executive Officer’s reporting relationship;

•	the Company ceases to be a reporting Company under Section 12 of the Exchange Act;

•	the relocation of the Named Executive Officer’s principal place of performance outside of the Washington, D.C. metropolitan area;

•	Company’s failure to obtain satisfactory agreement from any successor to assume and agree to perform this agreement; and

•	continuation or repetition, after written notice of objection from the Named Executive Officer, of harassing or denigrating treatment inconsistent with his position with the Company.

Vesting of Long-Term Equity Incentive Awards

The terms of the time-based share award agreements granted to the Named Executive Officers generally provide that:

•	Upon a change in control of the Company, the unvested shares vest.

•	Upon termination of the Named Executive Officer’s employment with the Company by the Company without cause, the unvested shares vest.

•	Upon termination of the Named Executive Officer’s employment with the Company because of the Named Executive Officer’s death or disability, the unvested shares vest.

•	Upon termination of the Named Executive Officer’s employment with the Company by the Company for cause, the unvested shares are forfeited.

The time-based share award agreements do not provide, in the absence of a change in control of the Company, for acceleration of the unvested shares in the event the Named Executive Officer terminates his employment with the Company, for any reason other than death, disability or, under certain conditions, retirement.

The terms of the performance-based restricted share award agreements granted to the Named Executive Officers generally provide that:

•

In the event of a Named Executive Officer’s death or disability during the “earning” period of the award agreement (which is generally a designated three-year period specified at the time the award is granted), his performance-based restricted share awards will be measured early, as of the date of death or disability (with the measuring period and cumulative return goals reduced accordingly), and all earned shares and deferred dividends thereon will vest immediately and be paid promptly thereafter, except that the number of shares subject to the award will be reduced pro rata, based on the amount of time elapsed in the measuring period compared to the full, original measuring period.

•

In the event of a change in control in the Company during the earning period of the award agreement, the award will be measured as of the date of the change in control (with the measuring period and cumulative return goals reduced accordingly) and all earned shares and deferred dividends thereon will vest immediately and be paid promptly thereafter. The amount of the awards will not be pro rated as in the case of death or disability.

•

In the event the Company terminates a Named Executive Officer’s employment with the Company for cause, or the Named Executive Officer terminates his employment with the Company without good reason, all unearned or unvested shares under the award agreement are forfeited.

•

In the event that the Company terminates a Named Executive Officer’s employment with the Company without cause, or a Named Executive Officer terminates his employment with the Company for good reason, the performance-award will be measured early, as of the date of termination (with the measuring period and cumulative return goals reduced accordingly), and all earned shares and deferred dividends thereon shall vest immediately and be paid promptly thereafter, except that the number of shares subject to the award will be reduced pro rata, based on the amount of time elapsed in the measuring period compared to the full, original measuring period.

For purposes of the time-based and performance-based restricted share award agreements, the definitions of “cause,” “good reason” and “change in control” are similar but not identical to the definitions contained in the severance agreements of the Named Executive Officers. For example, the definition of “good reason” for purposes of the award agreements does not include any requirement of a change in control. In addition, the definition of “change in control” for purposes of the award agreements includes mergers and consolidations where the outstanding securities of the Company represent less than 75% of the combined voting power of the Company or surviving entity after the merger or consolidation and includes a sale of substantially all of the assets of the Company to an entity in which the Company’s shareholders own less than 75% of the combined voting power in substantially the same proportions as their Company ownership before the sale.

Retirement Policy

Since January 2007, the Company has had a retirement policy for Named Executive Officers. The policy is designed to reward years of dedication and service to the Company. Under the policy, all previously-granted equity awards to a Named Executive Officer who is at least 60 years old and who has served the Company at least 20 years will immediately vest. Performance-based awards will be measured as of the retirement date (with the measuring period and cumulative return goals reduced accordingly).

None of the Company’s Named Executive Officers has met the age or service requirements to be eligible for benefits under this policy.

TERMINATION PAYMENT TABLES

The tables on the following pages indicate the cash amounts, accelerated vesting and other payments and benefits that the Named Executive Officers would be entitled to under various circumstances pursuant to the terms of the 1998 Share Option and Incentive Plan, the agreements governing awards made under the 1998 Share Option and Incentive Plan, the severance agreements of the Named Executive Officers and the Company’s retirement policies. In all cases, each Named Executive Officer is entitled to a cash payment consisting of his salary, bonus and cash equivalent of vacation time earned but not paid as of the termination date.

Each of the following tables assumes that separation occurs on December 31, 2008.

Jon E. Bortz—Chairman of the Board and Chief Executive Officer

Payments Upon Termination Without Change in Control

	Termination by Company With Cause	Termination by Company Without Cause	Termination by Employee With Good Reason	Termination by Employee Without Good Reason
Cash Payment(1)	—	$1,218,833	—	—
Cash Payment for Time-based Restricted Shares	—	1,167,941	—	—
Cash Payment for Performance-based Restricted Shares	—	107,266	$107,266	—
Dividends Awarded on Restricted Shares(2)	—	20,998	20,998	—
Excise Tax Gross-Up Payments(3)	—	—	—	—

TOTAL	—	$2,515,038	$128,264	—

(1)	Each Named Executive Officer is also paid his salary, annual cash incentive bonus and the cash equivalent vacation time earned but not paid as of the termination date.
(2)	Dividends are awarded only with respect to the performance-based restricted shares.
(3)

Represents a payment by the Company to each Named Executive Officer in an amount equal to the federal excise tax on qualifying termination compensation (the “Excise Tax Payment”) plus all federal, state and local income taxes payable with respect to the Excise Tax Payment. Assuming a termination date of December 31, 2008, no Excise Tax Payments would be made to the Named Executive Officers.

Payments Upon Termination With Change in Control (1)

	Termination by Company With Cause	Termination by Company Without Cause	Termination by Employee With Good Reason	Termination by Employee Without Good Reason
Cash Payment(2)	—	$3,656,500	$3,656,500	—
Cash Payment for Time-based Restricted Shares	$1,167,941	1,167,941	1,167,941	$1,167,941
Cash Payment for Performance-based Restricted Shares	356,099	356,099	356,099	356,099
Dividends Awarded on Restricted Shares(3)	51,245	51,245	51,245	51,245
Excise Tax Gross-Up Payments	—	—	—	—

TOTAL	$1,575,285	$5,231,785	$5,231,785	$1,575,285

(1)	Assumes change in control occurred on December 31, 2008.
(2)	Each Named Executive Officer is also paid his salary, annual cash incentive bonus and the cash equivalent vacation time earned but not paid as of the termination date.
(3)	Dividends are awarded only with respect to the performance-based restricted shares.

Payments With or Without Change in Control

	Death(1)	Disability	Retirement
Cash Payment(2)	—	—	—
Cash Payment for Time-based Restricted Shares	$1,167,941	$1,167,941	—
Cash Payment for Performance-based Restricted Shares	107,266	107,266	—
Dividends Awarded on Restricted Shares(3)	20,998	20,998	—
Excise Tax Gross-Up Payments	—	—	—

TOTAL	$1,296,205	$1,296,205	—

(1)	Each Named Executive Officer receives benefits per life insurance policies and disability policies.
(2)	Each Named Executive Officer is also paid his salary, annual cash incentive bonus and the cash equivalent vacation time earned but not paid as of the termination date.
(3)	Dividends are awarded only with respect to the performance-based restricted shares.

Michael D. Barnello—President and Chief Operating Officer

Payments Upon Termination Without Change in Control

	Termination by Company With Cause	Termination by Company Without Cause	Termination by Employee With Good Reason	Termination by Employee Without Good Reason
Cash Payment(1)	—	$665,104	—	—
Cash Payment for Time-based Restricted Shares	—	2,153,546	—	—
Cash Payment for Performance-based Restricted Shares	—	85,440	$85,440	—
Dividends Awarded on Restricted Shares(2)	—	15,713	15,713	—
Excise Tax Gross-Up Payments(3)	—	—	—	—

TOTAL	—	$2,919,803	$101,153	—

(1)	Each Named Executive Officer is also paid his salary, annual cash incentive bonus and the cash equivalent vacation time earned but not paid as of the termination date.
(2)	Dividends are awarded only with respect to the performance-based restricted shares.
(3)

Represents a payment by the Company to each Named Executive Officer in an amount equal to the federal excise tax on qualifying termination compensation (the “Excise Tax Payment”) plus all federal, state and local income taxes payable with respect to the Excise Tax Payment. Assuming a termination date of December 31, 2008, no Excise Tax Payments would be made to the Named Executive Officers.

Payments Upon Termination With Change in Control (1)

	Termination by Company With Cause	Termination by Company Without Cause	Termination by Employee With Good Reason	Termination by Employee Without Good Reason
Cash Payment(2)	—	$1,660,417	$1,660,417	—
Cash Payment for Time-based Restricted Shares	$2,153,546	2,153,546	2,153,546	$2,153,546
Cash Payment for Performance-based Restricted Shares	305,323	305,323	305,323	305,323
Dividends Awarded on Restricted Shares(3)	40,379	40,379	40,379	40,379
Excise Tax Gross-Up Payments	—	—	—	—

TOTAL	$2,499,248	$4,159,665	$4,159,665	$2,499,248

(1)	Assumes change in control occurred on December 31, 2008.
(2)	Each Named Executive Officer is also paid his salary, annual cash incentive bonus and the cash equivalent vacation time earned but not paid as of the termination date.
(3)	Dividends are awarded only with respect to the performance-based restricted shares.

Payments With or Without Change in Control

	Death(1)	Disability	Retirement
Cash Payment(2)	—	—	—
Cash Payment for Time-based Restricted Shares	$2,153,546	$2,153,546	—
Cash Payment for Performance-based Restricted Shares	85,440	85,440	—
Dividends Awarded on Restricted Shares(3)	15,713	15,713	—
Excise Tax Gross-Up Payments	—	—	—

TOTAL	$2,254,699	$2,254,699	—

(1)	Each Named Executive Officer receives benefits per life insurance policies and disability policies.
(2)	Each Named Executive Officer is also paid his salary, annual cash incentive bonus and the cash equivalent vacation time earned but not paid as of the termination date.
(3)	Dividends are awarded only with respect to the performance-based restricted shares.

Hans S. Weger—Chief Financial Officer and Executive Vice President, Treasurer and Secretary

Payments Upon Termination Without Change in Control

	Termination by Company With Cause	Termination by Company Without Cause	Termination by Employee With Good Reason	Termination by Employee Without Good Reason
Cash Payment(1)	—	$57,104	—	—
Cash Payment for Time-based Restricted Shares	—	1,181,897	—	—
Cash Payment for Performance-based Restricted Shares	—	70,936	$70,936	—
Dividends Awarded on Restricted Shares(2)	—	14,689	14,689	—
Excise Tax Gross-Up Payments(2)	—	—	—	—

TOTAL	—	$1,824,626	$85,625	—

(1)	Each Named Executive Officer is also paid his salary, annual cash incentive bonus and the cash equivalent vacation time earned but not paid as of the termination date.
(2)	Dividends are awarded only with respect to the performance-based restricted shares.
(3)

Represents a payment by the Company to each Named Executive Officer in an amount equal to the federal excise tax on qualifying termination compensation (the “Excise Tax Payment”) plus all federal, state and local income taxes payable with respect to the Excise Tax Payment. Assuming a termination date of December 31, 2008, no Excise Tax Payments would be made to the Named Executive Officers.

Payments Upon Termination With Change in Control (1)

	Termination by Company With Cause	Termination by Company Without Cause	Termination by Employee With Good Reason	Termination by Employee Without Good Reason
Cash Payment(2)	—	$1,444,417	$1,444,417	—
Cash Payment for Time-based Restricted Shares	$1,181,897	1,181,897	1,181,897	$1,181,897
Cash Payment for Performance-based Restricted Shares	218,304	218,304	218,304	218,304
Dividends Awarded on Restricted Shares(3)	34,237	34,237	34,237	34,237
Excise Tax Gross-Up Payments	—	—	—	—

TOTAL	$1,434,438	$2,878,855	$2,878,855	$1,434,438

(1)	Assumes change in control occurred on December 31, 2008.
(2)	Each Named Executive Officer is also paid his salary, annual cash incentive bonus and the cash equivalent vacation time earned but not paid as of the termination date.
(3)	Dividends are awarded only with respect to the performance-based restricted shares.

Payments With or Without Change in Control

	Death(1)	Disability	Retirement
Cash Payment	—	—	—
Cash Payment for Time-based Restricted Shares	$1,181,897	$1,181,897	—
Cash Payment for Performance-based Restricted Shares	70,936	70,936	—
Dividends Awarded on Restricted Shares(3)	14,689	14,689	—
Excise Tax Gross-Up Payments	—	—	—

TOTAL	$1,267,522	$1,267,522	—

(1)	Each Named Executive Officer receives benefits per life insurance policies and disability policies.
(2)	Each Named Executive Officer is also paid his salary, annual cash incentive bonus and the cash equivalent vacation time earned but not paid as of the termination date.
(3)	Dividends are awarded only with respect to the performance-based restricted shares.

CASH STAY BONUS FOLLOWING A CHANGE IN CONTROL

If a Named Executive Officer remains employed by the Company on the first anniversary of a change in control event, the Named Executive Officer is entitled to receive a lump sum cash stay bonus. For Mr. Bortz, the cash stay bonus is equal to the sum of Mr. Bortz’s base salary plus the average of the annual cash bonuses paid to Mr. Bortz with respect to the three most recent fiscal years. Based on Mr. Bortz’s 2008 base salary and his average annual cash incentive bonus paid for 2005, 2006 and 2007, Mr. Bortz’s cash stay bonus would be equal to $1,218,833.

For each of Messrs. Barnello and Weger, the cash stay bonus is equal to one half of the sum of (x) such Named Executive Officer’s base salary, plus (y) the average of the annual cash bonuses paid to such Named Executive Officer with respect to the three most recent fiscal years. Based on their 2008 base salaries and one half of the average of their annual cash incentive bonuses paid for 2005, 2006 and 2007, Messrs. Barnello and Weger would each be entitled to a cash stay bonus of $665,104 and $553,438, respectively. In connection with the Company’s succession plan and following its interim compensation review, the Compensation Committee agreed to adjust the terms of the cash stay bonus with Mr. Barnello at the time of his appointment as Chief Executive Officer on July 1, 2010. At that time, the cash stay bonus multiplier for Mr. Barnello will be increased from 0.5 to 1.0.

PRINCIPAL AND MANAGEMENT SHAREHOLDERS

The following table sets forth the beneficial ownership of Common Shares for (i) each shareholder of the Company that is known to the Company to be the beneficial owner of more than 5.0% of the Company’s Common Shares based upon filings made with the SEC, (ii) each Named Executive Officer of the Company and (iii) the trustees and the Named Executive Officers of the Company as a group. Beneficial ownership of the Named Executive Officers, and the Named Executive Officers and the trustees as a group is reported below as of February 10, 2009. Beneficial ownership for the 5.0% or greater holders of the Company’s Common Shares is reported below as of December 31, 2008. None of the Named Executive Officers has pledged any of their Common Shares as collateral. Share ownership of the trustees of the Company appears under the heading “Information Regarding the Nominees and Continuing Trustees” in this Proxy Statement.

	Common Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent of Total
ClearBridge Advisors, LLC(2)	2,418,591	5.89%
Axa Financial, Inc.(3)	2,827,490	6.90%
The Vanguard Group, Inc.(4)	3,287,435	8.01%
Barclays Global Investors, NA(5)	3,626,945	8.84%
T. Rowe Price Associates, Inc.(6)	5,325,490	12.90%
FMR LLC(7)	5,332,141	13.00%
Jon E. Bortz(8)(9)	209,667	*
Michael D. Barnello(8)	223,205	*
Hans S. Weger(8)	133,938	*
All trustees and the executive officers as a group (9 persons)(10)	870,158	2.12%

*	Represents less than one percent of class.
(1)	The number of Common Shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.
(2)

As reflected in a statement on Schedule 13G filed by ClearBridge Advisors, LLC, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (“ClearBridge”), with the SEC on February 13, 2009. ClearBridge is deemed to have sole power to vote or to direct the vote with respect to 2,143,067 Common Shares and is deemed to have the sole power to dispose or direct the disposition with respect to 2,418,591 Common Shares. ClearBridge has its principal business office at 620 8th Avenue, New York, New York 10018.

(3)

As reflected in a statement on Schedule 13G filed by Axa Financial, Inc. (“Axa Financial”) with the SEC on February 13, 2009. Axa Financial in its capacity as the parent holding company of AllianceBernstein L.P., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and Axa Equitable Life Insurance Company, an insurance company and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (“Axa Equitable”), filed the Schedule 13G as part of a “group” (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended) that also includes Axa Assurances I.A.R.D. Mutuelle, Axa Assurances Vie Mutuelle and Axa. AllianceBernstein L.P. is deemed to have sole power to vote or to direct the vote with respect to 2,824,150 Common Shares and Axa Equitable is deemed to have sole power to vote or to direct the vote with respect to 450 Common Shares. AllianceBernstein L.P. is deemed to have sole power to dispose or to direct the disposition with respect to 2,827,040 Common Shares and Axa Equitable is deemed to have sole power to dispose or to direct the disposition with respect to 450 Common Shares. Axa Financial has its principal business office at 1290 Avenue of the Americas, New York, New York 10104. Each of the members of the group expressly disclaims beneficial ownership of the Common Shares described in the Schedule 13G.

(4)

As reflected in a statement on Schedule 13G filed by The Vanguard Group Inc. (“Vanguard”) with the SEC on February 13, 2009. Based on information contained in the Schedule 13G, Vanguard is the beneficial owner of 3,287,435 Common Shares or 8.01% of the Common Shares outstanding. Vanguard has the sole power to dispose of the 3,287,435 Common Shares owned. Vanguard has the sole power to vote or direct the voting of 52,146 Common Shares owned. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 52,146 Common Shares or less than one percent of the Common Shares outstanding. Vanguard has its principal business office at 100 Vanguard Blvd., Malvern, PA 19355.

(5)

As reflected in a statement on Schedule 13G filed by Barclays Global Investors, NA (“Barclays”) with the SEC on February 5, 2009. Based on information contained in the Schedule 13G, Barclays is the beneficial owner of 3,626,945 Common Shares or 8.84% of our Common Shares as a result of acting as investment adviser to various investment companies. The ownership of one investment company, Barclays, amounted to 1,452,175 Common Shares or 3.54% of the Common Shares outstanding. Barclays has its principal business office at 400 Howard Street, San Francisco, CA 94105. Barclays has the sole power to dispose of the 1,452,175 Common Shares owned. Barclays has the sole power to vote or direct the voting of 1,285,127 Common Shares owned. The ownership of another investment company, Barclays Global Fund Advisors, amounted to 2,111,606 Common Shares or 5.15% of the Common Shares outstanding. Barclays Global Fund Advisors has its principal business office at 400 Howard Street, San Francisco, CA 94105. Barclays Global Fund Advisors has the sole power to dispose of the 2,111,606 Common Shares owned. Barclays Global Fund Advisors has the sole power to vote or direct the voting of the 1,644,525 Common Shares owned. The ownership of another investment company, Barclays Global Investors, Ltd, amounted to 47,934 Common Shares or less than one percent of the Common Shares outstanding. Barclays Global Investors, Ltd has its principal business office at 1 Royal Mint Court, London, EC3N 4HH. Barclays Global Investors, Ltd has the sole power to dispose of the 47,934 Common Shares owned. Barclays Global Investors, Ltd has the sole power to vote or direct the voting of 21,755 Common Shares owned. The ownership of another investment company, Barclays Global Investors Japan Limited, amounted to 15,230 Common Shares or less than one percent of the Common Shares outstanding. Barclays Global Investors Japan Limited has its principal business office at Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan. Barclays Global Investors Japan Limited has the sole power to dispose of the 15,230 Common Shares owned. Barclays Global Investors Japan Limited has the sole power to vote or direct the voting of the 15,230 Common Shares owned.

(6)

A reflected in a statement on Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the SEC on February 12, 2009. Price Associates has sole voting power with respect to 1,279,690 Common Shares and sole dispositive power with respect to 5,325,490 Common Shares or 12.9% of the Common Shares outstanding. These securities are owned by various individual and institutional investors including T. Rowe Price Real Estate Fund, Inc. (which owns 2,266,000 Common shares, representing 5.5% of the Common Shares outstanding), which Price Associates (“Price Associates”) serves as the investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of these securities; however, Price Associates expressly disclaimed that it is, in fact, the beneficial owner of such securities. The principal business office of each of Price Associates and T. Rowe Price Real Estate Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(7)

As reflected in a statement on Schedule 13G filed by FMR LLC on behalf of Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, with the SEC on February 17, 2009. Based on information contained in the Schedule 13G, Fidelity is the beneficial owner of 4,444,441 Common Shares or 10.83% of the Common Shares outstanding as a result of acting as investment adviser to various investment companies. FMR LLC has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the funds, each has the sole power to dispose of the 4,444,441 Common Shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Board of Trustees. Pyramis Global Advisors, LLC (“Pyramis LLC”), an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 53,600 Common Shares or less than one percent of the Common Shares outstanding. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis, each has sole power to dispose of and the sole power to vote or to direct the vote of the 53,600 Common Shares owned by Pyramis LLC. Pyramis Global Advisors Trust Company (“Pyramis Trust”), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined under the Securities Exchange Act of 1934, as amended, is the beneficial owner of 555,900 Common Shares or 1.36% of the Common Shares outstanding. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Trust, each has sole power to dispose of and the sole power to vote or to direct the vote of the 555,900 Common Shares owned by the institutional accounts managed by Pyramis Trust. The principal business office of each of Pyramis LLC and Pyramis Trust is 53 State Street, Boston, Massachusetts 02109. FIL Limited (“FIL”), which provides investment advisory and management services to non-U.S. investment companies and certain institutional investors, is the beneficial owner of 278,200 Common Shares or less than one percent of the Common Shares outstanding. FIL’s principal business office is 42 Crow Lane, Hamilton, Bermuda. FIL has sole dispositive power with respect to the 278,200 Common Shares. FIL has sole power to vote or to direct the vote with respect to 274,300 Common Shares. FMR LLC and FIL do not believe they are acting as a “group” as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and each disclaims beneficial ownership of the other’s securities.

(8)	The business address for this shareholder is 3 Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814.
(9)	The number of Common Shares beneficially owned by Mr. Bortz includes 40,000 Common Shares for which he has the right to acquire pursuant to vested share options.
(10)

Includes shares that the Named Executive Officers or trustees have the right to acquire through the exercise of outstanding share options. For more information, see footnote 3 of the table appearing on page 4 of this Proxy Statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires the Company’s executive officers and trustees, and persons who own more than 10% of a registered class of the Company’s equity securities (“10% Holders”), to file reports of ownership and changes in ownership with the SEC. Officers, trustees and 10% Holders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, or written representations from reporting persons that all reportable transactions were reported, the Company believes that during the fiscal year ended December 31, 2008 the executive officers, trustees and 10% Holders timely filed all reports they were required to file under Section 16(a).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ms. Kuhn, a current trustee of the Company, is President of Carlson Wagonlit Travel Military & Government Markets (“Carlson Wagonlit”). In 2007, Carlson Wagonlit requested bids from various hotels, including a hotel owned by LaSalle Hotel Properties, for the costs associated with hosting a Carlson Wagonlit corporate conference. The hotel owned by us entered a competitive bid and was selected by Carlson Wagonlit to host the event in 2008 generating approximately $227,000 in hotel room and conference fees for our hotel. Our Board of Trustees has reviewed the facts and circumstances of the transaction and has affirmatively determined that this transaction does not affect Ms. Kuhn’s independence.

OTHER MATTERS

Solicitation of Proxies

The cost of solicitation of proxies will be paid by the Company. The trustees, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

We have engaged Georgeson Inc. to solicit proxies on behalf of the Company for a fee of $10,000 plus reasonable out of pocket expenses. We will employ our transfer agent and registrar, National City Bank, to receive and tabulate the proxies.

Shareholder Proposals

Shareholder proposals intended to be presented at the 2010 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than November 11, 2009 in order to be considered for inclusion in the Company’s Proxy Statement relating to the 2010 meeting pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

For a proposal of a shareholder to be presented at the Company’s 2010 Annual Meeting of Shareholders, other than a shareholder proposal included in the Company’s Proxy Statement pursuant to Rule 14a-8, it must be received at the principal executive offices of the Company no earlier than the close of business on January 23, 2010, and on or before February 22, 2010. If the 2010 Annual Meeting of Shareholders is scheduled to take place before March 24, 2010 or after June 22, 2010, then notice must be delivered not earlier than the close of business on the 90th day prior to the 2010 Annual Meeting of Shareholders and not later than the close of business on the later of the 60th day prior to the 2010 Annual Meeting of Shareholders or the tenth day following the day on which public announcement of the date of the 2010 Annual Meeting of Shareholders is first made public by the Company. Any such proposal should be mailed to: LaSalle Hotel Properties, 3 Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814, Attn: Hans S. Weger, Corporate Secretary.

Other Matters

The Board of Trustees does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

By Order of the Board of Trustees

Hans S. Weger
Secretary

Bethesda, Maryland

March 11, 2009

APPENDIX A

LASALLE HOTEL PROPERTIES

2009 EQUITY INCENTIVE PLAN

1.	Establishment, Purpose and Types of Awards

LASALLE HOTEL PROPERTIES, a Maryland real estate investment trust (the “Company”), hereby establishes the LASALLE HOTEL PROPERTIES 2009 EQUITY INCENTIVE PLAN (the “Plan”). The purpose of the Plan is to promote the long-term growth and profitability of the Company by (i) providing key people with incentives to improve shareholder value and to contribute to the growth and financial success of the Company through their future services, and (ii) enabling the Company to attract, retain and reward the best-available persons.

The Plan permits the granting of share options (including incentive share options qualifying under Code section 422 and nonstatutory share options), share appreciation rights, restricted or unrestricted share awards, phantom shares, performance awards, other share-based awards, or any combination of the foregoing.

2.	Definitions

Under this Plan, except where the context otherwise indicates, the following definitions apply:

(a) “Administrator” means the Board or the committee(s) or officer(s) appointed by the Board that have authority to administer the Plan as provided in Section 3 hereof.

(b) “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of shares or interests of the entity, or the power to direct the management and policies of the entity, by contract or otherwise.

(c) “Award” means any share option, share appreciation right, share award, phantom share award, performance award, or other share-based award (including interests in the Operating Partnership).

(d) “Board” means the Board of Trustees of the Company.

(e) “Change in Control” means: (i) the acquisition (other than from the Company) in one or more transactions by any Person, as defined in this Section 2(e), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of trustees (the “Company Voting Shares”); (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (iii) the effective time of any merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Shares; provided, however, that for purposes of any Award or subplan, the Administrator, in its discretion, may specify a different definition of Change in Control that complies with the provisions of Code section 409A. For purposes of this Section 2(e), a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than: employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter of the Common Shares in a registered public offering.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(g) “Common Shares” means common shares of beneficial interest of the Company, par value of $0.01 per share.

(h) “Fair Market Value” means, with respect to a share of the Company’s Common Shares for any purpose on a particular date, the value determined by the Administrator in good faith. However, if the Common Shares are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and listed for trading on a national exchange or market, “Fair Market Value” means, as applicable, (i) the closing price quoted on the New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Select Market, or the Nasdaq Global Market; (ii) the last sale price on the relevant date quoted on the Nasdaq Capital Market; (iii) the average of the high bid and low asked prices on the relevant date quoted on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Inc. or a comparable service as determined in the Administrator’s discretion; or (iv) if the Common Shares have not been quoted by any of the above, the average of the closing bid and asked prices on the relevant date furnished by a professional market maker for the Common Shares, or by such other source, selected by the Administrator. If no public trading of the Common Shares occurs on the relevant date but the shares are so listed, then Fair Market Value shall be determined as of the next preceding date on which trading of the Common Shares does occur. For all purposes under this Plan, the term “relevant date” as used in this Section 2(h) means either the date as of which Fair Market Value is to be determined or the next preceding date on which public trading of the Common Shares occurs, as determined in the Administrator’s discretion.

(i) “Grant Agreement” means a written document memorializing the terms and conditions of an Award granted pursuant to the Plan and which shall incorporate the terms of the Plan.

(j) “Operating Partnership” means LaSalle Hotel Operating Partnership, L.P., a Delaware limited partnership, or its successor.

3.	Administration

(a) Administration of the Plan. The Plan shall be administered by the Board or by such committee or committees as may be appointed by the Board from time to time. To the extent allowed by applicable state law, the Board by resolution may authorize an officer or officers to grant Awards (other than share Awards) to other officers and employees of the Company and its Affiliates, and, to the extent of such authorization, such officer or officers shall be the Administrator.

(b) Powers of the Administrator. The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.

The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) determine the number of shares to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate; (v) modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided however, that, except as provided in Section 6 or

7(d) of the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee’s employment or other relationship with the Company; (vii) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid with respect to a performance period; and (viii) for any purpose, including but not limited to, qualifying for preferred tax treatment under foreign tax laws or otherwise complying with the regulatory requirements of local or foreign jurisdictions, to establish, amend, modify, administer or terminate sub-plans, and prescribe, amend and rescind rules and regulations relating to such sub-plans.

The Administrator shall have full power and authority, in its sole and absolute discretion, to administer, construe and interpret the Plan, Grant Agreements and all other documents relevant to the Plan and Awards issued thereunder, to establish, amend, rescind and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable, and to correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Administrator shall deem it desirable to carry it into effect.

Notwithstanding any provision of the Plan to the contrary, neither the Board nor the Administrator shall have the authority to take any of the following actions, unless the shareholders of the Company have approved such an action within twelve (12) months prior to such an event: (i) the reduction of the exercise price of any outstanding share option or Share Appreciation Right under the Plan; (ii) the cancellation of any outstanding share option or Share Appreciation Right under the Plan and the grant in substitution therefor of (1) a new share option or Share Appreciation Right under the Plan or another equity plan of the Company covering the same or a different number of Common Shares, (2) a restricted share Award (including a share bonus), (3) an other share-based Award, (4) a phantom share Award, (5) a performance award, (6) cash and/or (7) other valuable consideration (as determined by the Board, in its sole discretion); or (iii) any other action that is treated as a repricing under generally accepted accounting principles.

(c) Non-Uniform Determinations. The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(d) Limited Liability. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

(e) Indemnification. To the maximum extent permitted by law and by the Company’s charter and by-laws, the members of the Administrator shall be indemnified by the Company in respect of all their activities under the Plan.

(f) Effect of Administrator’s Decision. All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its shareholders, any participants in the Plan and any other employee, consultant, trustee, or director of the Company, and their respective successors in interest.

4.	Shares Available for the Plan; Maximum Awards

Subject to adjustments as provided in Section 7(d) of the Plan, the Common Shares that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of One Million Eight Hundred Thousand (1,800,000) Common Shares. The Company shall reserve such number of shares for Awards under the Plan, subject to adjustments as provided in Section 7(d) of the Plan. If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable, is settled in cash without delivery of Common Shares, or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any Common Shares are repurchased by or surrendered to the Company in connection with any Award (whether or not such surrendered shares were acquired pursuant to any Award), or if any shares are withheld by the Company, the shares subject to such Award and the repurchased, surrendered and withheld shares shall thereafter be available for further Awards under the Plan; provided, however, that any such shares that are surrendered to or repurchased or withheld by the Company in connection with any Award or that are otherwise forfeited after issuance shall not be available for purchase pursuant to incentive share options intended to qualify under Code section 422.

Subject to adjustments as provided in Section 7(d) of the Plan, the maximum number of Common Shares subject to Awards of any combination that may be granted during any one fiscal year of the Company to any one individual under this Plan shall be limited to 500,000 shares. Such per-individual limit shall not be adjusted to effect a restoration of Common Shares with respect to which the related Award is terminated, surrendered or canceled.

5.	Participation

Participation in the Plan shall be open to all employees, officers, trustees and directors of, and other individuals providing bona fide services to or for, the Company, or of any Affiliate of the Company, as may be selected by the Administrator from time to time. The Administrator may also grant Awards to individuals in connection with hiring, retention or otherwise, prior to the date the individual first performs services for the Company or an Affiliate, provided that such Awards shall not become vested or exercisable, and no shares shall be issued to such individual, prior to the date the individual first commences performance of such services.

6.	Awards

The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan. Awards may be granted individually or in tandem with other types of Awards, concurrently with or with respect to outstanding Awards. All Awards are subject to the terms and conditions provided in the Grant Agreement.

(a) Share Options. The Administrator may from time to time grant to eligible participants Awards of incentive share options as that term is defined in Code section 422 or nonstatutory share options; provided, however, that Awards of incentive share options shall be limited to employees of the Company or of any current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in Code sections 424(e) and (f), respectively, of the Company and any other individuals who are eligible to receive incentive share options under the provisions of Code section 422. Options intended to qualify as incentive share options under Code section 422 must have an exercise price at least equal to Fair Market Value as of the date of grant, but nonstatutory share options may be granted with an exercise price less than Fair Market Value. No share option shall be an incentive share option unless so designated by the Administrator at the time of grant or in the Grant Agreement evidencing such share option.

(b) Share Appreciation Rights. The Administrator may from time to time grant to eligible participants Awards of Share Appreciation Rights (“SAR”). A SAR entitles the grantee to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one Common Share over (B) the base price per share specified in the Grant Agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. The base price per share specified in the Grant Agreement shall not be less than the lower of the Fair Market Value on the grant date or the exercise price of any tandem share option Award to which the SAR is related. Payment by the Company of the amount receivable upon any exercise of a SAR may be made by the delivery of Common Shares or cash, or any combination of Common Shares and cash, as determined in the sole discretion of the Administrator. If upon settlement of the exercise of a SAR a grantee is to receive a portion of such payment in Common Shares, the number of shares shall be determined by dividing such portion by the Fair Market Value of a Common Share on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

(c) Share Awards. The Administrator may from time to time grant restricted or unrestricted share Awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. A share Award may be paid in Common Shares, in cash, or in a combination of Common Shares and cash, as determined in the sole discretion of the Administrator.

(d) Phantom Shares. The Administrator may from time to time grant Awards to eligible participants denominated in share-equivalent units (“phantom shares”) in such amounts and on such terms and conditions as it shall determine. Phantom share units granted to a participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Company’s assets. An Award of phantom shares may be settled in Common Shares, in cash, or in a combination of Common Shares and cash, as determined in the sole discretion of the Administrator. Except as otherwise provided in the applicable Grant Agreement, the grantee shall not have the rights of a shareholder with respect to any Common Shares represented by a phantom share unit solely as a result of the grant of a phantom share unit to the grantee.

(e) Performance Awards. The Administrator may, in its discretion, grant performance awards which become payable on account of attainment of one or more performance goals established by the Administrator. Performance awards may be paid by the delivery of Common Shares or cash, or any combination of Common Shares and cash, as determined in the sole discretion of the Administrator. Performance goals established by the Administrator may be based on the Company’s or an Affiliate’s operating income or one or more other business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Company or an Affiliate as a whole, over such performance period as the Administrator may designate.

(f) Other Share-Based Awards. The Administrator may from time to time grant other share-based awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. Other share-based awards may be denominated in cash, in Common Shares or other securities, in share-equivalent units, in share appreciation units, in securities or debentures convertible into Common Shares, or in any combination of the foregoing and may be paid in Common Shares or other securities, in cash, or in a combination of Common Shares or other securities and cash, all as determined in the sole discretion of the Administrator.

7.	Miscellaneous

(a) Withholding of Taxes. Grantees and holders of Awards shall pay to the Company or its Affiliate, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company or its Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award. In the event that payment to the Company or its Affiliate of such tax obligations is made in Common Shares, such shares shall be valued at Fair Market Value on the applicable date for such purposes and shall not exceed in amount the minimum statutory tax withholding obligation.

(b) Loans. To the extent otherwise permitted by law, the Company or its Affiliate may make or guarantee loans to grantees to assist grantees in exercising Awards and satisfying any withholding tax obligations.

(c) Transferability. Except as otherwise determined by the Administrator, and in any event in the case of an incentive share option or a share appreciation right granted with respect to an incentive share option, no Award granted under the Plan shall be transferable by a grantee otherwise than by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee’s guardian or legal representative.

(d) Adjustments for Corporate Transactions and Other Events.

(i)	Share Dividend, Share Split and Reverse Share Split. In the event of a share dividend of, or share split or reverse share split affecting, the Common Shares, (A) the maximum number of Common Shares as to which Awards may be granted under this Plan and the maximum number of shares with respect to which Awards may be granted during any one fiscal year of the Company to any individual, as provided in Section 4 of the Plan, and (B) the number of shares covered by and the exercise price and other terms of outstanding Awards, shall, without further action of the Board, be adjusted to reflect such event. The Administrator may make adjustments, in its discretion, to address the treatment of fractional shares and fractional cents that arise with respect to outstanding Awards as a result of the share dividend, share split or reverse share split.

(ii)	Non-Change in Control Transactions. Except with respect to the transactions set forth in Section 7(d)(i), in the event of any change affecting the Common Shares, the Company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, other than any such change that is part of a transaction resulting in a Change in Control, the Administrator, in its discretion and without the consent of the holders of the Awards, may make (A) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan, in the aggregate and with respect to any individual during any one fiscal year of the Company, as provided in Section 4 of the Plan; and (B) any adjustments in outstanding Awards, including but not limited to modifying the number, kind and price of securities subject to Awards.

(iii)

Change in Control Transactions. In the event of any transaction resulting in a Change in Control, outstanding share options and other Awards that are payable in or convertible into Common Shares under this Plan will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Awards by, or for the substitution of the equivalent awards, as determined in the sole discretion of the Administrator, of, the surviving or successor entity or a parent thereof. In the event of such termination, the holders of share options and other Awards under the Plan will be permitted, immediately before the Change in Control, to exercise or convert all portions of such share options or other Awards under the Plan that are then exercisable or convertible or which become exercisable or convertible upon or prior to the effective time of the Change in Control.

(iv)	Unusual or Nonrecurring Events. The Administrator is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(e) Substitution of Awards in Mergers and Acquisitions. Awards may be granted under the Plan from time to time in substitution for awards held by employees, officers, consultants or directors of entities who become or are about to become employees, officers, consultants or directors of the Company or an Affiliate as the result of a merger or consolidation of the employing entity with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets or stock of the employing entity. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.

(f) Termination, Amendment and Modification of the Plan. The Board may terminate, amend or modify the Plan or any portion thereof at any time. Except as otherwise determined by the Board, termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(g) Non-Guarantee of Employment or Service. Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the service of the Company or shall interfere in any way with the right of the Company to terminate such service at any time with or without cause or notice and whether or not such termination results in (i) the failure of any Award to vest; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under the Plan.

(h) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a grantee or any other person. To the extent that any grantee or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(i) Governing Law. The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Maryland, without regard to its conflict of laws principles.

(j) Effective Date; Termination Date. The Plan is effective as of the date on which the Plan is adopted by the Board, subject to approval of the shareholders within twelve (12) months before or after such date. No Award shall be granted under the Plan after the close of business on the day immediately preceding the tenth anniversary of the effective date of the Plan, or if earlier, the tenth anniversary of the date this Plan is approved by the shareholders. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

PLAN APPROVAL

Date Approved by the Board:	January 28, 2009

Date Approved by the Shareholders:		.

V O T E B Y T E L E P H O N E
c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509	Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a Touch-Tone phone and follow the simple instructions to record your vote.
V O T E B Y I N T E R N E T
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

V O T E B Y M A I L
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Proxy Tabulator, PO Box 535300, Pittsburgh PA 15253.

You can view the Annual Report on Form 10-K and Proxy Statement on the Internet at: www.ViewMaterial.com/lho

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

Internet and telephone voting are available through 11:59 PM Eastern Time on April 22, 2009.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

g

Proxy must be signed and dated below.

i  Please fold and detach card at perforation before mailing.  i

LASALLE HOTEL PROPERTIES

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 23, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF TRUSTEES

The undersigned hereby constitutes and appoints Jon E. Bortz, Michael D. Barnello and Hans S. Weger and any of them, as proxies of the undersigned, with full power of substitution, to vote all common shares of beneficial interest, $0.01 par value per share, of LaSalle Hotel Properties (the “Company”) held of record by the undersigned as of the close of business on February 10, 2009, on behalf of the undersigned at the 2009 Annual Meeting of Shareholders to be held at the Hotel Helix, 1430 Rhode Island Avenue, N.W., Washington, DC 20005, 8:00 a.m., local time, on Thursday, April 23, 2009, and at any adjournments or postponements thereof.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Shareholders, the Proxy Statement with respect thereto and the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

Signature

Signature
Date:
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Y O U R    V O T E    I S    I M P O R T A N T !

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Meeting.

Proxy must be signed and dated on the reverse side.

i  Please fold and detach card at perforation before mailing.  i

LASALLE HOTEL PROPERTIES	PROXY

When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is given, this proxy will be voted FOR the nominees of the Board of Trustees listed in Proposal 1, FOR the ratification of the Company’s independent registered public accountants as described in Proposal 2 and FOR the 2009 Equity Incentive Plan as described in Proposal 3. In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof that the Board of Trustees did not have notice of prior to February 20, 2009. A shareholder wishing to vote in accordance with the Board of Trustees’ recommendations need only sign and date this proxy and return it in the enclosed envelope.

The Board of Trustees recommends a vote FOR the listed nominees and FOR Proposals 2 and 3.

1.

To elect three Class II trustees of the Company to serve until the 2012 Annual Meeting of Shareholders and until their successors are duly elected and qualified; and to elect an additional trustee as a Class I trustee of the Company to serve until the 2011 Annual Meeting of Shareholders and until his successor is duly elected and qualified.

Class II Nominees:	(1) Darryl Hartley-Leonard	(2) Kelly L. Kuhn	(3) William S. McCalmont
Class I Nominee:	(4) Michael D. Barnello

☐ FOR ALL (except as noted below)	☐ WITHHELD FOR ALL

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.	To ratify the appointment of the Company’s independent registered public accountants for the year ending December 31, 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To consider and approve the 2009 Equity Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

IMPORTANT–THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.